Exhibit 10.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

LICENCE AGREEMENT

between

THE UNIVERSITY COURT OF THE UNIVERSITY OF EDINBURGH

and

NUVECTIS PHARMA, INC.

University of Edinburgh
Legal Services
Old College
South Bridge
Edinburgh, EH8 9YL

Ref: [***]

Table of Contents

1.	DEFINITIONS	6
1.1	Interpretation	28
2.	GRANT OF RIGHTS	28
2.1	Licences	29
2.2	Scope of licences	29
2.3	Formal licences	29
2.4	Sub-licensing	30
2.5	Special case of sub-licensing.	31
2.6	Humanitarian use	31
2.7	Reservation of rights	31
2.8	Provision of Licensed Know-How, Licensed Compound Know-How, Licensed Compounds and Licensed Materials	32
2.9	Academic Research Licence to Nuvectis Results and Nuvectis IP	32
3.	PAYMENTS	32
3.1	Signature Fee	32
3.2	Annual Fee	32
3.3	Milestone Payments.	32
3.4	Royalties on Net Sales of Licensed Products.	33
3.6	Sub-Licensee Revenues.	33
3.7	Minimum Annual Royalty	34
3.8	Non-monetary consideration	34
3.9	Combination products.	34
3.10	Royalty stacking.	35
3.11	Generic Reduction	36
3.12	Absolute floor to reductions	36
3.13	Historical Patent Costs	36
4	PAYMENT TERMS AND AUDIT RIGHTS	35
4.1	Payment frequency.	36
4.2	Payment mechanism.	36
4.3	Exchange controls.	36
4.4	Royalty statements.	37
4.5	Records.	37
5	DILIGENCE, COMMERCIALISATION AND ADDITIONAL OBLIGATIONS	39
5.1	Development and Commercialisation.	39
5.2	Specific diligence conditions.	40

5.3	Development Plan.	40
5.4	Progress Report.	40
5.5	Remedial action.	40
5.6	Referral to Expert.	40
5.7	Applicable Laws.	41
5.8	Marketing Authorisation.	41
5.9	Insurance.	41
5.10	Additional Obligations.	42
5.11	EAMS and PIP.	42
6.	INTELLECTUAL PROPERTY	43
6.1	Filing, Prosecution and Maintenance of Licensed Patents and Additional Licensed Patents	43
6.2	Step-In.	44
6.3	Infringement by Third Parties.	44
6.4	Challenge to the Licensed Technology.	45
6.5	Response to infringement of or challenge to Licensed Patents and/or Additional Licensed Patents.	45
6.6	Infringement of third party rights.	45
6.7	Collaboration Option IP.	46
6.8	Non delegation.	46
6.9	Restriction on enforcement.	46
6.10	Ownership of Licensed Patents and Additional Licensed Patents	46
6.11	Ownership of Collaboration IP	46
6.12	Nuvectis Improvements and Nuvectis Improvement IP	46
6.13	Disclosures	48
7.	JOINT ADVISORY COMMITTEE .	46
7.1	Composition.	46
7.2	Replacements	47
7.3	Purpose.	47
7.4	Decisions	47
7.5	Frequency	49
7.6	Quorum	50
7.7	Location	50
7.8	Minutes	50
7.9	Expenses	50
7.10	JAC Manager	50
8	CONFIDENTIAL INFORMATION AND PUBLICATION	48
8.1	Confidentiality obligations.	48
8.2	Additional confidentiality obligations.	49

8.3	Exceptions to confidentiality obligations.	49
8.4	Required disclosure.	49
8.5	Permitted disclosure.	50
8.6	Additional University permitted disclosure.	50
8.8	Confidentiality of this Agreement.	50
8.9	Permitted Reporting.	50
8.10	Publication.	51
9	WARRANTIES	51
9.1	Mutual warranties.	51
9.2	University warranty.	52
9.3	Acknowledgements.	52
9.4	No other warranties	52
10	INDEMNITY AND LIMITATION OF LIABILITY	53
10.1	Indemnity.	53
10.2	Limitation of liability.	53
10.3	Exceptions to limitation of liability.	54
10.4	University liability cap.	54
11	TERM AND TERMINATION	54
11.1	Commencement and expiry.	54
11.2	Termination for breach.	54
11.3	Termination by the University.	54
11.4	Termination by Nuvectis.	55
12	CONSEQUENCES OF TERMINATION	55
12.1	Termination without prejudice to accrued rights.	55
12.2	Surviving provisions.	55
12.3	Return of Confidential Information.	55
12.4	Termination of licences.	56
12.5	Transfer of Licensed Products, Additional Licensed Products, Nuvectis IP and Nuvectis Results.	56
12.6	Third Party Rights.	58
12.7	Sub-licensees.	58
12.8	Certain Provisions.	58
12.9	Payments.	58
13	GENERAL	58
13.1	Entire agreement.	58
13.2	Announcements and use of names.	58
13.3	Force majeure.	59
13.4	Amendment.	59

13.5	Assignment.	59
13.6	Third party rights..	59
13.7	Waiver.	59
13.8	Relationship of the Parties.	59
13.9	Notices.	60
13.10	Law and jurisdiction.	60
13.11	Further action.	60
13.12	Escalation	63

SCHEDULE 1 LICENSED PATENTS	61
SCHEDULE 2 LICENSED COMPOUND KNOW-HOW	62
SCHEDULE 3 LICENSED KNOW-HOW	63
SCHEDULE 4 PART A: LICENSED MATERIALS and PART B: LICENSED COMPOUNDS	69
SCHEDULE 5 COLLABORATION IP	70
SCHEDULE 6 DEVELOPMENT PLAN	71
SCHEDULE 7 MILESTONE PAYMENTS	85
SCHEDULE 8 DEVELOPMENT MILESTONES	88
SCHEDULE 9 THIRD PARTY RIGHTS AND OBLIGATIONS	89
SCHEDULE 10 EXPERT DETERMINATION PROCEDURE	93
SCHEDULE 11 UNIVERSITY BANK DETAILS	73
SCHEDULE 12 CONFIRMATORY FORMAL LICENCES	74

THIS AGREEMENT is made on __________________________________

BETWEEN

(1)	THE UNIVERSITY COURT OF THE UNIVERSITY OF EDINBURGH, a charitable body registered in Scotland under registration number SC005336, incorporated under the Universities (Scotland) Acts and having its main administrative offices at Old College, South Bridge Edinburgh, EH8 9YL (the “University”); and

(2)	NUVECTIS PHARMA INC, a corporation with a principal place of business at 1 Bridge Plaza N., Suite 275, Fort Lee, NJ, 07024 (“Nuvectis”).

INTRODUCTION

(A)	Nuvectis wishes to acquire a licence under the Licensed Technology for the development and commercialisation of Licensed Products and/or Additional Licensed Products.

(B)	Nuvectis and University have entered or will enter into the Development Collaboration Agreement on or around the Effective Date pursuant to which Nuvectis shall engage and fund University to perform certain research activities related to SRC Inhibitors.

(C)	University is willing to grant, and Nuvectis is willing to take, a licence under the Licensed Technology on the terms of this Agreement.

The Parties agree as follows:

1.	DEFINITIONS

In this Agreement, the following words shall have the following meanings:

Acquisition Event

means (A) the acquisition by any person or entity who or which, together with all associates of such person or entity, shall become the beneficial owner of fifty percent (50%) or more of Nuvectis’s common stock then outstanding, through an unsolicited tender offer or exchange offer or other acquisition of such number of shares by such person, or (B) a change in the majority of the board of directors, whether by resignation or removal, which change occurs as a result of the acquisition of a Controlling interest in the outstanding voting stock of Nuvectis by any person or entity; (C) a merger, consolidation, or reorganisation between Nuvectis and another entity with Nuvectis being either the surviving entity or the acquired entity, or the transfer of assets into Nuvectis for fifty percent (50%) or more of Nuvectis’s equity securities or securities exercisable or convertible into Nuvectis’s equity securities by any person or entity; (D) any sale, lease, assignment, transfer or other conveyance of all or substantially all of Nuvectis’s assets to any person or entity in one or a series of related transactions;

Additional Licensed Patents	means any Patents (excluding Licensed Patents and Improvement Compound Patents) filed on or after the Effective Date and claiming (i) any substantial and material confidential information within the Licensed Know-How and/or Collaboration Non-Compound IP; and/or (ii) compounds, the discovery of which by Nuvectis required the substantial and material use of confidential information within the Licensed Know-How and/or Collaboration Non-Compound IP; and (iii) any Patents claiming priority from the Patents described in clauses (i) and/or (ii). Additional Licensed Patents owned solely by the University pursuant to the Development Collaboration Agreement in respect of Collaboration IP developed solely by the University or jointly with Nuvectis are licensed under this Agreement as part of the Collaboration IP and shall be detailed in Schedule 5, as updated from time to time, under the heading Additional Licensed Patents; provided that the failure to add any specific Additional Licensed Patent to such schedule shall not cause such Additional Licensed Patent not to constitute an Additional Licensed Patent and provided further that if University owns or Controls any rights to any Additional Licensed Patents that are not licensed to Nuvectis hereunder, such Patents shall not constitute Additional Licensed Patents for the purposes of this Agreement;
Additional Licensed Product(s)	means any product, other than the Licensed Products, the use, manufacture, sale, offer for sale or import of which, but for the licenses granted herein, infringe any Valid Claim of any Additional Licensed Patents;
Affiliate	means with respect to a Party, any entity or person that Controls, is Controlled by, or is under common Control with that Party;
Agreement	means this agreement including its Schedules;
Annual Fee	means (i) [***], and (ii) [***];
Biomarker	means an endogenous characteristic that is objectively measured and evaluated as an indicator or predictor of normal biological or pathogenic processes or pharmacological responses to a therapeutic intervention;

BLA	means a Biologic Licence Application as defined by the US Food and Drug Administration or any equivalent marketing approval for a biological product in any other territory;
Business Day	means a day other than a day which is a Saturday, Sunday or public holiday in Scotland;
Collaboration Compound IP	means any Collaboration IP to the extent that it is directly related to the Licensed Compounds (including but not limited to data generated on the Licensed Compounds and their use in the Field). For the avoidance of doubt, Collaboration Compound IP [***];

Collaboration Non-Compound IP

means any Collaboration IP which is relevant to the discovery, development or commercialization of Licensed Products but which is not directly related to the Licensed Compounds or other chemical compounds generated under the DCA (including but not limited to generic target Know-How, biomarkers, research tools, assays);

Collaboration Option IP	means any Collaboration IP other than Collaboration Compound IP and/or Collaboration Non-Compound IP;
[***]	[***];
Confidential Information

of a Party (the “Disclosing Party”) means all information of a confidential or proprietary nature which is obtained directly or indirectly from the Disclosing Party or any of its Affiliates by the other Party (the “Receiving Party”) or any of its Affiliates at any time before, on, or after the Effective Date, without regard to the form or manner in which such information is disclosed or obtained (including information disclosed orally, in writing or by observation), and includes the terms of this Agreement which shall be the Confidential Information of both Parties;

Collaboration IP	means the University’s rights in all Results and Intellectual Property Rights in the Results which are Controlled by the University and arising under or in performance of the Development Collaboration Agreement. Collaboration IP shall be set out in Schedule 5 as updated from time to time. Collaboration IP comprises the Collaboration Compound IP, Collaboration Non-Compound IP and Collaboration Option IP. The JAC shall determine the division of the Collaboration IP into the aforesaid three categories of IP and update Schedule 5 accordingly; provided that the failure to add any specific Collaboration IP to such schedule shall not cause such Collaboration IP not to constitute part of the Collaboration IP;
Combination Product	means a pharmaceutical product containing Licensed Product in combination with one or more other active pharmaceutical ingredient other than the Licensed Compound, including any co formulation, co-packaged product, bundled product, or other type of combination product;
Control (as used in the definition of “Affiliates”)

means, for purposes of the definition of Affiliates, in relation to any entity:

(a) having, directly or indirectly, the power to direct, or cause the direction of, the management and policies of that entity, whether through the ownership of voting securities in that or any other entity, by contract or otherwise; or

(b) holding, directly or indirectly, such securities (or other rights) as confer on the holder thereof the right to exercise more than fifty percent of all votes exercisable in general meeting of the members of such entity; or

and in this definition the term “entity” shall include, without limitation, any corporation or partnership wherever established. An entity which Controls another entity (“Subsidiary”), shall be deemed to also Control any further entities Controlled by such Subsidiary;

Control	means in relation to any Intellectual Property Rights and/or the Licensed Materials, the legal authority or right of the relevant Party, whether by ownership or by license, to grant the right to use such Intellectual Property Rights and/or the Licensed Materials or a license under such Intellectual Property Rights and/or the Licensed Materials to another person in accordance with this Agreement, without violating any applicable laws, breaching the terms of any agreement with a third party, or misappropriating the proprietary or trade secret information or other Know-How of a third party and Controlled shall be construed accordingly;
Data Room	means the data room converted into a file and sent to Nuvectis on [***];
Development Collaboration Agreement or DCA	means the Development Collaboration Agreement executed on or around the date of this Agreement between the University and Nuvectis;

Developing Country	means any of those countries whose gross national income per capita falls within the “low income” or “lower-middle income” analytical income categories as published by the World Bank from time to time (or, in the event that the World Bank ceases to produce an index of countries based on such categories, the nearest possible equivalent index produced by the World Bank or another body of comparable international standing) but excluding China, India and Russia;
Development Milestones	means the Development Milestones set out in Schedule 8;
Development Milestone Date	means the Development Milestone Date set out in Schedule 8;
Development Plan	means a detailed plan which describes: (i) the Key Activities; (ii) the relevant timescales within which such Key Activities will be taken; and (iii) the estimated costs associated with each Key Activity. Such plan will reflect best industry practice and describe the development of Licensed Products across a range of Oncology Indications taking into consideration any safety/efficacy constraints. The Development Plan at the Effective Date is annexed at Schedule 6 and shall be updated by Nuvectis in accordance with Clause 5.3;
Demonstrating POC	means for the purposes of Milestone No 1 in the Milestones: demonstrating [***]. If Milestone No 1 is achieved during the term of the DCA, Nuvectis and the University will formally record it at the JAC meetings scheduled pursuant to Clause 7;
Diligent and Reasonable Endeavours	means the efforts and resources commonly used by a drug development company of similar size and resources to Nuvectis and/or its Affiliates for a product at a similar stage in its life cycle, with the objective of developing such product in a diligent and timely manner, taking into consideration its safety, efficacy and the Patent or other proprietary position and all other relevant commercial factors when using sound and reasonable scientific, medical and business practice and judgement in order to develop the Licensed Products and/or Additional Licensed Products as applicable;
Disclosing Party	means as is defined in Confidential Information;

Dose Escalation Clinical Trial EAMS (or Early Access to Medicines Schemes)

means a study in which the primary aim is to estimate the maximum tolerated dose of a Licensed Product whether or not as part of a Phase I Clinical Trial, in patients and/or healthy volunteers;

means schemes (whether statutory or not) offered by any Regulatory Authority directed towards making available, on an expedited basis, medicines that have potential benefit to patients with no treatment options, or that offer a major therapeutic advantage over existing treatments such as the UK’s Medicines and Healthcare Products Regulatory Agency’s (MHRA’s) “Promising Innovative Medicines” (or PIM) designations, or any successor or similar scheme;

[***]	means the SRC inhibitor [***] as described in the patents claiming priority to patent [***]and listed in Schedule 1;
Edinburgh Innovations	means Edinburgh Innovations Limited (company number SC148048), the innovation management service for the University;
Effective Date	means the date as written above;
Executive Officers	means the Chief Executive Officer of Nuvectis and the Chief Executive Officer of Edinburgh Innovations or such other authorised officer of a Party as may be substituted from time to time by the Parties’ mutual agreement;
Expansion Clinical Trial	means a human clinical trial in which the primary aim is to identify a recommended Phase II Clinical Trial dose (RP2D) by further exploration of the dose and dosing schedule as identified in the Dose Escalation Trial; and obtain preliminary evidence of efficacy;
Expert	means the independent expert who shall be appointed and act in accordance with the provisions of Schedule 10;
Expert Appointment Body	means the President of the Licensing Executives Society of Britain and Ireland;
Extended Exclusivity Period	means with respect to a Licensed Product and/or any Additional Licensed Product in a country in the Territory, the period of time during which Nuvectis and/or any of its Affiliates and/or Sub-Licensees has been granted the exclusive legal right (excluding a Patent) by a Regulatory Authority in such country to sell the Licensed Product and/or any Additional Licensed Product, including through clinical trial data exclusivity, Orphan Drug Designation or paediatric designation, or other regulatory data exclusivity;

FDA	means the United States Food and Drug Administration or any successor to it;
Field	means the diagnosis, prophylaxis, treatment or management of any disease or disorder;
Financing Event	means in connection with the development of the Licensed Technology: the paying over of money to Nuvectis by an investor or investors (which may include existing shareholders and directors) in consideration of the allotment and issue of shares and/or securities in the equity share capital of Nuvectis to such party or its nominee whether in one transaction or a series of related transactions and/or the grant of any rights to subscribe for or convert into shares or securities forming part of the equity share capital of Nuvectis; and/or any Acquisition Event and includes for the avoidance of doubt any initial public offering occurring before, on or after the Effective Date, regardless of the time of filing;
First Commercial Sale

means, with respect to any Licensed Product and/or Additional Licensed Product, the first lawful sale, transfer or disposition for value of such Licensed Product and/or Additional Licensed Product in the Territory by Nuvectis, any Affiliate of Nuvectis, or Sub-Licensee, the Marketing Authorisation Application of which has received acceptance by a Regulatory Authority;

Force Majeure Event

means any event which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of Nuvectis, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God, which events render Nuvectis’s performance of the obligations in this Agreement impracticable or impossible, except that:

(a) lack of funds; and

(b) default or misconduct by any third party employed or engaged as an agent or contractor by Nuvectis;

shall not constitute a Force Majeure Event unless caused by events or circumstances which are themselves Force Majeure Events;

Generic Competition	means with respect to Licensed Product in any particular country in the Territory, the existence on the market of any Generic Product in competition with such Licensed Product in such country where the unit volume of Generic Products sold in such country by one (1) or more Third Parties (excluding any Sub-Licencee) in a Quarter is (a) at least [***] percent ([***]%) (“Level 1 Generic Competition”), or (b) at least [***] percent ([***]%) (“Level 2 Generic Competition”), in each case of (a) or (b), of [***]. Unless otherwise agreed by the Parties, the unit volume of each Generic Product sold during a Quarter will be as reported by IQVIA or any successor to IQVIA or any other independent sales auditing firm reasonably agreed upon by the Parties;
Generic Product	means any pharmaceutical product (other than Licensed Product and/or Additional Licensed Product and/or Combination Product) that (a) is sold by a Third Party (excluding any Sub-Licencee) other than pursuant to any rights granted by Nuvectis (or any Nuvectis Affiliate and/or any Sub-Licencee); and (b) contains Licensed Compound in comparable quality and quantity; and (c) was granted pursuant to an application for Marketing Authorisation that relies on data held by a Regulatory Authority in relation to a Licensed Product;
Good Clinical Practice	as defined in clause 2 of Article 1 of EU Directive 2001/20/EC;
Good Industry Practice	means the exercise of that degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a leading company within the pharmaceutical sector, including Good Clinical Practice, Good Laboratory Practice, Good Manufacturing Practice and Good Pharmacovigilance Practice;
Good Laboratory Practice	as defined in Directives 2004/9/EC and 2004/10/EC;
Good Manufacturing Practice	means the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use laid down in Commission Directive 2003/94/EC of 8 October 2003;

Good Pharmacovigilance Practice	means the guideline on good pharmacovigilance practice published by the European Medicines Agency under Regulation (EU) 1235/2010, as amended by Regulation (EU) 1027/2012, and Directive 2010/84/EU, as amended by Directive 2012/26/EU, and the principles laid down in Commission Implementing Regulation (EU) 520/2012;
[***]	means as is defined in Clause 12.5(a);
Improvement(s)	means any analogue, modification, prodrug, salt, polymorph, metabolite, isomer or synthetic intermediate of a Licensed Compound (i) discovered solely by Nuvectis, its Affiliates or Sub-Licensees during the Term; or (ii) that was discovered solely by the University or jointly by Nuvectis and the University pursuant to the Development Collaboration Agreement. Improvements licensed under this Agreement as part of the Collaboration IP shall be detailed in Schedule 5 as updated from time to time under the heading Improvement Compound Know-How and/or Improvement Compound Patent as the case may be;
Improvement Compound IP	means Improvement Compound Know-How and Improvement Compound Patent;
Improvement Compound Know-How

means Know-How that pertains to:

(i) the composition of matter of an Improvement, and/or

(ii) the manufacturing process, formulations or methods of delivery of an Improvement, and/or

(iii) method(s) of using an Improvement;

Improvement Compound Patent	means any and all Patent(s) claiming Improvement Compound Know-How;
IND IND Acceptance

means an investigational new drug application filed with the FDA, or the equivalent application or filing filed with any equivalent Regulatory Authority outside the US (including any supranational agency such as the European Medicines Agency) necessary to commence human clinical trials in such jurisdiction;

means the earlier of (a) receipt by Nuvectis, its Affiliate or a Sublicensee of written confirmation from a Regulatory Authority that human clinical studies may proceed under such IND, and (b) expiration of the applicable waiting period after which human clinical studies may proceed under such IND;

Indication	means a disease classification as defined within the ‘International Statistical Classification of Diseases and Related Health Problems’ as published from time to time by the World Health Organization (e.g. “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukaemia”, “B20 Human immunodeficiency virus [HIV] disease resulting in infectious and parasitic diseases” and “M34 Systemic sclerosis”);
Insolvency Event

means, in relation to Nuvectis, any of the following events:

(a) a meeting of creditors of Nuvectis being held or an arrangement or composition with or for the benefit of its creditors (including a voluntary arrangement as defined in the Insolvency Act 1986) being proposed by or in relation to Nuvectis;

(b) a chargeholder, receiver, administrative receiver or other similar person taking possession of or being appointed over or any distress, execution or other process being levied or enforced (and not being discharged within seven days) on the whole or a material part of the assets of Nuvectis;

(c) Nuvectis ceasing to carry on business, suspending, or threating to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed to be unable to pay its debts within the meaning of section 123 Insolvency Act 1986;

(d) Nuvectis or its directors or the holder of a qualifying floating charge or any of its creditors, appointing or making an application to the court for the appointment of, an administrator;

(e) a petition being advertised or a resolution being passed or an order being made for the administration or the winding-up, bankruptcy or dissolution of Nuvectis; or

(f) the happening in relation to Nuvectis of an event analogous to any of the above in any jurisdiction in which it is incorporated or resident or in which it carries on business or has assets;

Intellectual Property Rights

means Patents, Know-How, rights to inventions, supplementary protection certificates, copyright and related rights, trade marks and service marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off and unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including rights in Know-How and trade secrets) and any other intellectual property rights, including all applications for (and rights to apply for and be granted) renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world;

JAC	means the joint advisory committee formed pursuant to the provisions of Clause 7;
JAC Manager	means as is defined in Clause 7.10;
Key Activities

means any of the following in relation to a Licensed Product and/or Additional Licensed product:

i.       significant research activity related to biological processes that a Licensed Product and/or Additional Licensed Product would or could affect, including, but not limited to, animal studies;

ii.      active preclinical work required for any contemplated clinical trial, including any toxicology or pharmacokinetic work;

iii.     active planning of a clinical trial (or in the event of issues arising with a Regulatory Authority in relation to a clinical trial, active negotiation with such Regulatory Authority and/or replanning of the clinical trial);

iv.     actively seeking to obtain the necessary IND or other approvals to carry out a clinical trial;

v.      active enrolment of patients into, or participation of patients in, a clinical trial, where relevant in accordance with the protocol in order to determine if the primary end point has been met;

vi.     active monitoring, analysis or reporting on the data arising from a clinical trial where relevant in accordance with the protocol in order to determine if the primary end point has been met;

vii.    manufacture or formulation of a Licensed Product and/or Additional Licensed Product for use in a clinical trial, including active process development work in support of planned manufacture; and

viii.   preparation for and making submissions to regulatory agencies for an NDA or awaiting the outcome of such submission;

Know-How	means technical and/or other information (whether patentable or not) (including information relating to inventions, discoveries, concepts, methodologies, models, algorithms, formulae, research, development and testing procedures, the results of experiments, tests and trials, manufacturing processes, techniques and specifications, quality control data, analyses, laboratory records, reports and submissions) which are proprietary and confidential and documented. Notwithstanding the foregoing, a proprietary and confidential compilation of information may be Know-How notwithstanding that some or all of its individual elements are in the public domain;
Licensed Compounds	means (a) [***], and (b) any other compounds (including any deuterate, hydrate, solvate, salt, ester, racemate, polymorph, isomer) claimed in the Licensed Patents, including in each case any Improvement(s). The Licensed Compounds in existence at the Effective Date are described in Schedule 4 Part B (including but not limited to [***]). Schedule 4 Part B will be updated from time to time by the JAC to identify any additional Licensed Compounds to be added to Schedule 4 Part B after the Effective Date; provided that the failure to add any specific Licensed Compound to such schedule shall not cause such Licensed Compound not to constitute a Licensed Compound;
Licensed Compound IP	means the Licensed Patents and the Licensed Compound Know-How; for the avoidance of doubt, excluding any such Patents and Know-How as solely relates to [***];
Licensed Compound Know-How	means the Know-How owned or Controlled by the University which is directly related to Licensed Compounds, as set out in Schedule 2;
Licensed Know-How	means Know-How owned or Controlled by the University that relates to the Licensed Product and is reasonably necessary or useful for the research, development, manufacture, use, or commercialization of the Licensed Product, other than the Licensed Compound Know-How, as detailed in Schedule 3;
Licensed Materials	means all tangible materials owned or Controlled by the University and relating to the Licensed Product as detailed in Schedule 4 Part A;

Licensed Patents

means:

(a)       the Patents set out in Schedule 1 and any Patents claiming priority therefrom, whether or not in existence at the Effective Date;

(b)       all Improvement Compound Patents;

(c)       any Patents filed on or after the Effective Date and claiming any Licensed Compound Know-How and/or Collaboration Compound IP;

(d)       any Patents claiming priority from the Patents described in (a), (b) or (c);

Licensed Product(s)	means any product and/or pharmaceutical composition(s) containing any Licensed Compound(s) either alone, or in combination with other agents, in each case in any form, presentation, formulation, delivery method or dosage form, including any deuterate, hydrate, solvate, analogue, modification, salt, ester, prodrug, racemate, polymorph, metabolite, isomer, derivative or synthetic intermediate of any Licensed Compounds;
Licensed Technology	means together the Licensed Compound IP, Licensed Know-How, the Licensed Compounds, Licensed Materials and the Collaboration IP;
Marketing Authorisation	means authorisation to place a medicinal or healthcare product on the market in the European Union or any part of it whether centrally or nationally authorised, or any equivalent authorisation granted by any Regulatory Authority in any country or region outside the European Union;
Marketing Authorisation Application or MAA	means any application for a Marketing Authorisation;
Major Markets	means [***];
Milestones	means the Milestones detailed in Schedule 7;
Milestone Event	means the Milestone Event detailed in Schedule 7;
Milestone Payment	means the Milestone Payment detailed in Schedule 7;
Minimum Annual Royalty

means from the date of the First Commercial Sale of a Licensed Product and/or Additional Licensed Product for the Royalty Term: [***]($[***]) in the Year of the First Commercial Sale, [***] ($[***]) in the second Year after the First Commercial Sale, and [***] ($[***]) per Year from the third Year onwards. The Minimum Annual Royalty will be credited against the earned royalty due and owing under this Agreement to the University for the Year in which the Minimum Annual Royalty payment was incurred;

NDA	means a new drug application (as that term is used in Title 21 of the United States Code of Federal Regulations) filed with the FDA seeking regulatory approval to market and sell any Licensed Products and/or Additional Licensed Products in USA for a particular Indication, or a Marketing Authorisation Application filed pursuant to the requirements of European Directive 2001/ 83/ EC, or any equivalent or similar application filed with any other Regulatory Authority in any country or region in the Territory;
Net Sales	[***];

Nuvectis Improvements and Nuvectis Improvement IP	means as is defined in Clause 6.12 and for the avoidance of doubt, includes any Improvement Compound IP and/or Additional Licensed Patents respectively owned solely by Nuvectis, its Affiliates and/or Sub-Licensees;
Nuvectis IP	means all Intellectual Property Rights generated at any time by or on behalf of Nuvectis and/or its Affiliates and/or any Sub-Licensee in connection with the exercise of the licences granted under this Agreement and/or under the DCA, including any Intellectual Property Rights comprised in or relating to any of the Nuvectis Results and includes Nuvectis Improvements and Nuvectis Improvement IP;
Nuvectis Results Oncology Indication

means all technical data, Know-How, computer software, notes, chemical compounds, biological material, models, prototypes, specimens, drawings, reports and information, including all Product Safety Information and any further information generated under this Agreement, all documents concerning regulatory submissions and Marketing Authorisations, generated at any time by or on behalf of Nuvectis, its Affiliates and/or any Sub-Licensee in connection with the development, use, manufacture, supply or marketing of the Licensed Products and/or Additional Licensed Products;

means the Indications defined under “Neoplasms” in the ‘International Statistical Classification of Diseases and Related Health Problems’ as published by the World Health Organization as of the Effective Date;

Orphan Drug Designation	means designation as an orphan drug or equivalent under relevant national or other applicable regulations and/or legislation in any part of the world, including under the US Orphan Drug Act of 1983 or Orphan Drug Regulation 141/2000 in the European Union;

Other Product	means any product which incorporates a therapeutically effective active ingredient which is not part of the Licensed Technology and/or Nuvectis Improvements;
Parties	means the University and Nuvectis and “Party” shall mean either of them;
Patents

means:

(a) any patent and patent applications;

(b) any divisionals, continuations, continuations-in-part, extensions, counterparts or reissues (including foreign-filed counterparts or reissues), substitutions, confirmations, registrations, revalidations and additions of or to them; and

(c) any patents, Supplementary Protection Certificates and similar rights that derive priority from or claim common priority with any of the foregoing;

Patent Costs	means any costs and expenses incurred in filing, prosecuting, maintaining, defending and enforcing the Licensed Patents (and/or Additional Licensed Patents), including official filing, prosecution, maintenance and renewal fees, patent attorney, translation, legal and other professional fees and expenses and costs and expenses associated with any opposition or interference action;
Pharmacovigilance

means the science and activities relating to the detection, assessment, understanding and prevention of adverse effects or any other drug-related problem or any updated definition published by the World Health Organisation from time to time:

(a) made before or after any Marketing Authorisation is granted in any country or region;

(b) mandatory or voluntary;

(c) spontaneous or periodic;

(d) part of a Marketing Authorisation dossier or not;

Phase I Clinical Trial	means a human clinical trial (in any country) that would satisfy the requirements of U.S. 21 CFR 312.21(a) or its non-U.S. equivalent the results of which could be used for a preliminary determination of safety in healthy individuals or patients in relation to a Licensed Product and/or Additional Licensed Product;

Phase II Clinical Trial	means a human clinical trial (in any country) that would satisfy the requirements of U.S. 21 CFR 312.21(b) or its non-U.S. equivalent the results of which could be used to establish the safety and efficacy of a Licensed Product and/or Additional Licensed Product in the target population and the results of which would contribute to the data package for a Phase III Clinical Trial. Phase II Clinical Trial shall include such human clinical study following completion of a dose-finding Phase I Clinical Trial or Phase I Clinical Trial portion of a “Phase Ib/IIa Clinical Trial”, which is usually exploratory and intended to obtain further information on safety and tolerability, pharmacokinetic or pharmacodynamic effects, dose-response, dose optimisation or (initial) efficacy of a product. If a study that is initiated as a Phase I Trial is expanded and the portion performed following such expansion meets the definition of a Phase II Trial then, from the date of expansion, that study shall be a Phase II Trial;
Phase III Clinical Trial	means a human clinical trial (in any country) that would satisfy the requirements of U.S. 21 CFR 312.21(c) or its non-U.S. equivalent the results of which could be used to gather additional information about safety and effectiveness of a Licensed Product and/or Additional Licensed Product in a particular Indication in a manner sufficient to evaluate their overall benefit-risk relationship and file a BLA or NDA to obtain regulatory approval to market and sell that Licensed Product and/or Additional Licensed Product in any part of the Territory for the Indication being investigated by the study. Phase III Trial shall include such human clinical study following completion of the Phase II Trial portion of a “Phase IIb/IIIa” study. If a study that is initiated as a Phase II Trial is expanded and the portion performed following such expansion meets the definition of a Phase III Trial then, from the date of expansion, that study shall be a Phase III Trial;
PIP	means an initial paediatric study plan (PSP) as described in § 505(B)(e) of the Federal Food, Drug, and Cosmetic Act as amended by the Food and Drug Administration Safety and Innovation Act or a paediatric investigation plan as described in Regulation (EC) 1901/2006 Medicinal Products for Paediatric Use or any similar scheme anywhere in the Territory intended to improve access to medicines for children;

Pivotal Clinical Trial	means a pivotal human clinical trial of a Licensed Product and/or Additional Licensed Product (whether or not denominated a “Phase 3 Clinical Trial” under applicable regulations) with a defined dose or a set of defined doses of such Licensed Product and/or Additional Licensed Product designed to ascertain efficacy and safety of such Licensed Product and/or Additional Licensed Product for the purpose of enabling, without the performance of additional human clinical trials, the preparation and submission of an NDA or an MAA;
POC	means proof of concept;
Product Safety Information

means all filings, submissions, studies and reports concerning safety of the Licensed Products and/or Additional Licensed Products or Pharmacovigilance with or to any Regulatory Authority or a body designated or recognised by any Regulatory Authority for these purposes (including actual and suspected adverse event or adverse experience or drug reaction reports, product safety reports, risk management plans, Marketing Authorisation Applications and Marketing Authorisations) irrespective of whether:

(a) made before or after any Marketing Authorisation is granted in any country or region in the Territory;

(b) mandatory or voluntary;

(c) spontaneous or periodic; or

(d) part of a Marketing Authorisation dossier or not;

Progress Report	means a detailed written report produced by Nuvectis in respect of: (i) the progress of development of Licensed Products against the Development Plan; (ii) activities undertaken within the preceding six (6) month period and technical developments including any negative findings or unexpected hurdles, progress against the Milestones and Development Milestones; (iii) the progress of any applications for Regulatory Approval and (where relevant) price approvals; (iv) the progress of and plans for the commercial exploitation of the Licensed Technology and marketing and sale of Licensed Products in the Major Markets for the subsequent twenty-four (24) months;

Quarter or Quarterly	means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31;
Receiving Party	means as is defined in Confidential Information;
Regulatory Approval	means all regulatory approvals, clearances, licenses, registrations or authorizations (including all Marketing Authorisations) of a Regulatory Authority (including an NDA) necessary in any country in the Territory for the manufacturing, use, storage, import, transport, marketing, distribution and sale of Licensed Products and/or Additional Licensed Products, and in the European Economic Area and the United Kingdom, where necessary, payor approval of price and/or reimbursement for any Licensed Products and/or Additional Licensed Products in a regulatory jurisdiction;
Regulatory Authority	means the FDA in the U.S, European Medicines Agency in the European Economic Area, Medicines and Healthcare products Regulatory Agency in the United Kingdom, and any supranational, federal, state or local regulatory agency, department, bureau or other governmental entity or any other regulatory authority(ies) in any country or region in the Territory that holds responsibility for granting Marketing Authorisation for a medicinal product in such country(ies), in each case together with any successor(s) thereto;
Representatives	means trustees, council members, directors, officers, employees, students, contractors, or agents;
Results

means inventions, information, data, techniques, results, discoveries, software, materials, Know-How, developments or discoveries, whether or not patentable (regardless of the form or medium in which they are disclosed or stored);

Royalty Term

means, with respect to each Licensed Product and/or Additional Licensed Product in a country in the Territory, unless terminated in accordance with the provisions of Clause 11, the period beginning on the date of the First Commercial Sale of such Licensed Product and/or Additional Licensed Product in such country, and ending on the later to occur of: (a) the date when the Licensed Product and/or Additional Licensed Product is no longer within the scope of a Valid Claim of a Licensed Patent and/or Improvement Compound Patent and/or Additional Licensed Patents in the country of sale; or (b) the [***] anniversary of the date of the First Commercial Sale of that Licensed Product and/or Additional Licensed Product in the relevant country; or (c) the expiry of any Extended Exclusivity Period in the relevant country;

SRC	means the non-receptor tyrosine kinase SRC and any of its family members (YES, FGR, FYN, LCK, HCK, BLK, LYN and FRK);
SRC Inhibitor	means a compound that is an inhibitor of the SRC family kinases;
Sub-Licensee	means any third party which is granted or receives a sub-licence of any of the rights licensed to Nuvectis under this Agreement;
Sub-Licensee Revenue

means any monetary and/or non-monetary consideration (including shares, options and others securities) received from time to time by Nuvectis in respect of any sub-licence granted by or through Nuvectis and/or its Affiliates under this Agreement and/or in consideration of the grant of the right to acquire such a sub-licence, including option fees, licence issue fees or other up-front payments, annual licence fees, milestones, or other lump sum payments which are directly attributable to the grant of the rights in question, but excluding (i) royalties (but without limiting Nuvectis’s obligation to pay royalties on Net Sales as provided herein) and (ii) research and development, to the extent not in excess of the cost to perform such activities and where the consideration is non-monetary (other than stock or shares), the open market value of such non-monetary consideration or if the open market value is not ascertainable, the value shall be assessed at the date the non-monetary consideration is received by Nuvectis or in the absence of agreement by the Parties, the value shall be determined by the Expert excluding in all cases above any income which forms part of the Net Sales and where shares, options, or other securities are obtained, then any payment of dividends or other income from such shares, options or other securities, and the purchase price paid for such securities;

Supplementary Protection Certificate

means a right based on a Patent pursuant to which the holder of the right is entitled to exclude third parties from using, making, having made, selling or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as supplementary protection certificates in Europe, and any similar right anywhere in the world;

Target Patent Country	means Major Markets, Europe, China and Canada;

Term	means as is defined in Clause 11.1;
Territory	means worldwide;
Third Party	means any person or entity other than the Parties and their respective Affiliates;
Third Party Service Providers

means a sub-contractor appointed by Nuvectis, any of its Affiliates and/or any of their Sub-Licensees for the provision of research, development and/or manufacturing services to Nuvectis, any of its Affiliates or any of their Sub-Licensee in connection with Licensed Products and/or Additional Licensed Products;

University Group

means the University and any University Successor and each entity (howsoever constituted) controlled directly or indirectly by the University or a University Successor from time to time and any entity controlled directly or indirectly by the University or any University Successor to which all or a material part of the holding of the University Group in spin-out companies or the University Group's unlisted investment portfolio is transferred (individually a "University Group Member");

University Successor

means any entity (howsoever constituted) to which all or part of the University’s activities or statutory functions have been transferred or devolved or succeeding in whole or in part to the interest of the University;

Valid Claim

means a claim of:

(a) an issued and in force Patent which has not (i) expired; nor (ii) been permanently revoked, or found unenforceable or invalid by a court or other governmental agency of competent jurisdiction in a final and non-appealable judgment; nor (iii) been revoked, or found unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an appealable judgement from which an appeal has not been taken in the time allowed; or

(b) a pending Patent application which claim has not been (i) withdrawn, abandoned or finally disallowed without the possibility of appeal or refiling of the claim, or (ii) pending for more than [***] following the earliest filing date for which such application claims priority (unless and until such claim is granted) or is the result of amending another claim pending for more than [***] (either in the same application or in another application in the same jurisdiction);

Wellcome Trust	means the Wellcome Trust a charity registered in England and Wales (registration number 210183); and
Year	means each period beginning on January 1 and ending on December 31; provided that the first Year of the Term extends from the Effective Date to December 31 of the then-current Year, and the last Year extends from January 1 of such Year until the effective date of the termination or expiration of this Agreement.
1.2	Interpretation

In this Agreement:

1.2.1	Clause and schedule headings shall not affect the interpretation of this Agreement;

1.2.2	reference to the singular includes the plural and vice versa;

1.2.3	reference to “writing” and “written” includes electronic mail;

1.2.4	reference to “this Agreement” includes this Agreement as amended or supplemented from time to time;

1.2.5	the words “include”, “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

1.2.6	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

1.2.7	a reference to a statute or statutory provision shall include any subordinate legislation made from time to time under that statute or statutory provision; and

1.2.8	a reference to “and/or” shall be construed to mean if more than one option is applicable, both options (e.g. Licensed Products and Additional Licensed Products are being sold), but if there is only one option applicable, one option (e.g. only Licensed Products are being sold);

1.2.9	a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assigns.

2.	GRANT OF RIGHTS

2.1	Licences. University hereby grants to Nuvectis, subject to the provisions of this Agreement,

2.1.1	an exclusive licence, with the right to sublicense (in accordance with Clause 2.4 and 2.5), under Licensed Compound IP in the Field and in the Territory for the Term to develop, manufacture, have manufactured, use, have used, market, sell, have sold, offer to sell, have offered for sale, supply, dispose of and import, have imported, export, have exported and otherwise exploit Licensed Products, including the right to apply for Marketing Authorisations or carry out clinical trials for the purpose of obtaining a Marketing Authorisation;

2.1.2	a non-exclusive licence, with the right to sublicense (in accordance with Clause 2.4 and 2.5) under Licensed Know-How, Licensed Materials and Collaboration Non-Compound IP in the Field and in the Territory for the Term to develop, manufacture, have manufactured, use, have used, market, sell, have sold, offer to sell, have offered for sale, supply, dispose of and import, have imported, export, have exported and otherwise exploit Licensed Products and/or Additional Licensed Products, including the right to apply for Marketing Authorisations or carry out clinical trials for the purpose of obtaining a Marketing Authorisation; and

2.1.3	an exclusive licence, with the right to sublicense (in accordance with Clause 2.4 and 2.5) under any of the Collaboration Compound IP in the Field and in the Territory for the Term to develop, manufacture, have manufactured, use, have used, market, sell, have sold, offer to sell, have offered for sale, supply, dispose of and import, have imported, export, have exported and otherwise exploit Licensed Products, including the right to apply for Marketing Authorisations or carry out clinical trials for the purpose of obtaining a Marketing Authorisation.

2.2	Scope of Licence. No right or licence is granted under this Clause to any Affiliate of Nuvectis except that Nuvectis is permitted to grant a sub-licence to any of its Affiliates in accordance with Clause 2.5. Except for the rights and licences expressly granted in this Agreement, University reserves all of its rights. Without limiting the foregoing, except as expressly set forth in this Agreement, under no circumstances will either Party and/or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right (whether by implication, estoppel or otherwise) in or to any Intellectual Property Rights of the other Party and/or any of its Affiliates. Nuvectis will not use or practice any Licensed Technology outside the scope of or otherwise not in compliance with the rights and licenses granted to Nuvectis under this Agreement (and will procure same in respect of its Affiliates and/or Sub-Licensees).

2.3	Formal licences. Each Party shall execute such confirmatory formal licences (the form of which is set out in Schedule 12) as requested by the other Party which are necessary or appropriate for registration of the rights granted under this Agreement with patent offices and other relevant authorities. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail. Prior to the execution of any such formal licences, the Parties shall so far as possible have the same rights and obligations towards each other as if such licences had been granted.

2.4	Sub-licensing. Nuvectis may grant sub-licences (through multiple tiers) of its rights under this Agreement, provided that:

(1)	the granting of any sub-licences shall not relieve Nuvectis of any obligations or duties imposed on it under this Agreement;

(2)	it shall not grant or allow the grant of any sub-licences to (i) a tobacco company (being any entity identified as such in the Cancer Research UK Code of Practice on Tobacco Industry Funding to Universities); or (ii) a party which is actively and/or currently engaged in the manufacture, production or sale of weapons or ammunition;

(3)	subject to the provisions of Clause 2.5, such sub-licence shall be on arm’s length commercial terms reflecting the market value of the rights granted;

(4)	[***];

(5)	[***];

(6)	Nuvectis shall ensure that there are included in any sub-licence terms which shall enable Nuvectis to comply with its obligations under this Agreement;

(7)	subject to the provisions of clause 12.6, each sub-licence shall, and shall be expressed in each sub-licence agreement to, terminate automatically upon termination of the license under clause 2.1 and/or any commercial licence to the Collaboration Option IP;

(8)	[***];

(9)	it shall diligently collect all amounts due under each sub-licence;

(10)	Nuvectis shall ensure that each Sub-Licence does not prohibit Nuvectis’s grant and the implementation of any [***] hereunder;

(11)	it shall be responsible for any breach of the sub-licence by the Sub-Licensee of Licensed Products and/or Additional Licensed Products, as if the breach had been that of Nuvectis under this Agreement;

(12)	the grant of any sub-licence shall be without prejudice to Nuvectis’s obligations under this Agreement. Any act or omission of any Sub-Licensee which, if it were the act or omission of Nuvectis would be a breach of any of the provisions of this Agreement, will be deemed to be a breach of this Agreement by Nuvectis who will be liable to the University accordingly;

(13)	the obligations in Clause 2.4 (3), (4), (5), (6) (excluding the development and commercialisation obligations set out in Clause 5.1), (8) and (9) shall not apply in relation to agreements that Nuvectis and/or a Sub-Licensee enters into with Third Party Service Providers, provided that: (a) such agreements relate to the provision of research, development and/or manufacturing services to Nuvectis and/or a Sub-Licensee in connection with Licensed Products and/or Additional Licensed Products; and (b) no rights are granted to such Third Party Service Providers to: (i) research, develop or manufacture its own products; and/or (ii) sell the Licensed Products and/or Additional Licensed Products;

(14)	each subclause of this Clause 2.4 shall apply to each tier of sub-licence unless expressly stated otherwise.

2.5	Special case of sub-licensing. Nuvectis shall be entitled to grant a sub-licence of its rights under this Agreement to any Affiliate of Nuvectis, provided that (i) all the requirements of Clause 2.4 shall apply to any further sub-licence granted by such Affiliate; and (ii) for the avoidance of doubt, Nuvectis shall share all Net Sales and Sub-Licensee Revenues obtained by such Affiliate with University in accordance with the provisions of Clauses 3.4 to 3.6 inclusive.

2.6	[***]

2.7	Reservation of rights.

(1)	University (and the inventors of the Licensed Technology) reserve the perpetual, irrevocable, non-exclusive, fully paid-up, worldwide right to:

(i)       use the Licensed Technology to carry out educational and research activities whether alone or in collaboration with others (including accepting external charitable, government or other sponsorship for such purposes and granting sub-licences to other academic or not-for-profit third party institutions for the same purposes) with the right to sub-license for such purposes as aforesaid;

(ii)       make publications in relation to the Licensed Technology and any Results of research using the same in accordance with generally accepted academic practice, subject to the provisions of Clause 8;

(iii)       transfer the Licensed Compounds and samples of Licensed Materials which are the subject of Compound IP (and/or transfer elements or constituent parts of such materials) to academic or other not-for-profit third party institutions solely for the purpose of non-commercial research and academic purposes (including publication of the results of the research), provided that, in the event that (i) the main focus of any such research is clinical or to satisfy any toxicological regulatory requirement, or (ii) any such Licensed Compounds or Licensed Materials have been provided by Nuvectis, Nuvectis’s prior written consent has been obtained for such transfer.

(2)	If any collaborators or funders of the research which led to the creation of the Licensed Technology, retain any rights to continue to use the Licensed Technology, then the licences granted under this Agreement to Nuvectis referred to above shall be subject to such rights as are set out in Schedule 9 and paragraph 3 below.

(3)	Nuvectis acknowledges that certain collaborators have retained rights to publish in relation to [***] pursuant to material transfer agreements entered into prior to the Effective Date as set out in Schedule 9. University will use reasonable endeavours to ensure that Nuvectis is given the opportunity to review publications and request delays for patenting purposes (through the University) in respect of material transfer agreements entered into on or after the Effective Date in respect of [***] for the Term.

2.8	Provision of Licensed Know-How, Licensed Compound Know-How, Licensed Compounds and Licensed Materials. University shall, within 30 days of Nuvectis’s written request, provide Nuvectis with: (a) copies of the Licensed Know-How and the Licensed Compound Know-How to the extent that the Licensed Know-How and the Licensed Compound Know-How have not already been provided to Nuvectis, and; (b) the Licensed Materials and Licensed Compounds. The University shall transfer the Licensed Materials to Nuvectis or a location specified by Nuvectis in writing within thirty days of Nuvectis’s request, and at Nuvectis’s cost. Nuvectis shall, and shall procure that its Affiliates and Sub-Licensees shall, use the Licensed Materials and Licensed Compounds solely for the purposes of exercising the licenses set out in this Agreement.

2.9	Academic Research Licence to Nuvectis Results and Nuvectis IP. Subject to the provisions of Clause 8, Nuvectis hereby grants to the University a perpetual, irrevocable, non-exclusive, fully paid-up, worldwide right to use Nuvectis Results and Nuvectis IP to carry out academic research, teaching and development (including accepting external charitable, government or other sponsorship for such purposes) with the right to sub-license for such purposes as aforesaid.

3.	PAYMENTS

3.1	Signature Fee

A signature fee for the execution of this Agreement is payable in two installments as follows:

3.1.1       three million and five hundred thousand US dollars ($3,500,000) within thirty (30) days after the Effective Date, subject to Nuvectis’s receipt of an invoice therefor; and

3.1.2       [***] ($[***]) on the [***] of the Effective Date, subject to Nuvectis’s receipt of an invoice therefor.

Payment is due within thirty (30) days of the date of the University’s invoice.

3.2	[***]

[***].

3.3	Milestone Payments.

3.3.1	Financing milestones. Nuvectis shall pay to the University, upon the occurrence of each Financing Event, 2.5% of the total gross amount of each Financing Event, (except for the initial funding round of ten million US dollars ($10,000,000) for which no payment will be made); provided that, such obligation shall be satisfied once Nuvectis has paid University a cumulative total of three million US dollars ($3,000,000) under this Section 3.3.1.

3.3.2	Licensed Product.

(a)	Nuvectis shall pay to University the non-refundable Milestone Payments on each Milestone Event.

(b)	The Milestone Payment shall be due regardless of whether such Milestone Event is achieved as a result of the actions of Nuvectis, its Affiliates and/or its Sub-Licensees.

(c)	[***].

(d)	[***].

(e)	The Milestone Payments may be triggered by a second or further Licensed Product in respect of an Indication, unless such Milestone Event has already been triggered by a preceding Licensed Product in that Indication.

(f)	[***].

(g)	Each Milestone Payment is distinct, and each is payable in addition to, and not instead of, any of other applicable Milestone Payment.

(h)	An NDA may be submitted in respect of the entire European Union (through a Regulatory Authority such as the European Medicines Agency) or in respect of one or more individual countries within the European Union (through the Regulatory Authority of each such country).

3.3.3	Nuvectis will notify the University within thirty (30) days after Nuvectis and/or its Affiliates becomes aware of the achievement of the Milestone Event and/or Financing Event for which a payment to the University is required and University shall send Nuvectis an invoice for same. Each Milestone Payment and/or payment for a Financing Event shall be due with thirty (30) days of the date of the respective invoice.

3.4	Royalties on Net Sales of Licensed Products. Commencing upon the First Commercial Sale of a Licensed Product and continuing for the remainder of the Royalty Term and in accordance with Clause 4.1, Nuvectis shall pay to the University royalties on Net Sales of Licensed Products sold by Nuvectis, its Affiliates or Sub-licensees at the rates set out below. The following rates shall apply on a Licensed Product-by-Licensed Product and country-by-country basis to the respective tiers of aggregate Net Sales of all Licensed Products achieved in a given Year during the Royalty Term:

3.4.1       [***] percent ([***]%) on that portion of Net Sales in such Year that is less than [***] US dollars ($[***] million); and

3.4.2       [***]percent ([***]%) on that portion of Net Sales in such Year that is equal to or greater than [***] US dollars ($[***]),                     but less than [***]US dollars ($[***]); and

3.4.3     [***]percent ([***]%) on that portion of Net Sales in such Year that is equal to or greater than [***] US dollars ($[***]) but less                     than [***] US dollars ($[***]); and

3.4.4       eight percent (8%) on that portion of Net Sales in such Year that is equal to or greater than [***] US dollars ($[***]).

3.5	Royalties on Net Sales of Additional Licensed Products. Commencing upon the First Commercial Sale of any Additional Licensed Products and continuing for the remainder of the Royalty Term and in accordance with Clause 4.1, Nuvectis shall pay to the University royalties on Net Sales of each Additional Licensed Product sold by Nuvectis, its Affiliates and/or Sub-licensees during the Royalty Term at the rate of [***]percent [***]%) of Net Sales sold during that Year.

3.6	Sub-Licensee Revenues.

3.6.1	Licensed Product

[***]:

3.6.1.1	[***];

3.6.1.2	[***]; and

3.6.1.3	[***].

To the extent that Patents, other Intellectual Property Rights or other rights or obligations other than the Licensed Technology are sublicensed or granted by Nuvectis, the [***] shall be equitably apportioned between the Licensed Patents and those other rights and obligations, and such apportionment shall be reasonable and in accordance with customary standards in the industry, as determined by good faith negotiations between the Parties prior to Nuvectis providing the [***] Revenues to the University. [***].

3.6.2	Additional Licensed Product

Nuvectis shall within thirty (30) days of the end of each Quarter pay to, or make over to, the University on each Additional Licensed Product (on an Additional Licensed Product by Additional Licensed Product basis) [***] per cent ([***]%) of the [***]                generated in that Quarter.

3.7	Minimum Annual Royalty. If the aggregate sum paid by Nuvectis to the University under Clauses 3.4 to 3.5 (inclusive) in any full Year, is less than the Minimum Annual Royalty for that full Year, then Nuvectis shall pay to the University, within thirty (30) days of the end of the relevant full Year, such further sums as shall be necessary to bring the total payment by Nuvectis to the University for the relevant full Year up to the Minimum Annual Royalty.

3.8	Non-monetary consideration. Nuvectis shall neither enter into any agreement, nor permit any agreement to be made, under which any non-monetary Net Sales and/or Sub-Licensee Revenues are obtained or due to be obtained by Nuvectis and/or its Affiliates and/or its Sub-Licensees, except with prior written notification to the University. Where Nuvectis and/or its Affiliates accepts Sub-Licensee Revenues in the form of shares, Nuvectis shall, if so requested by the University, pay the royalty due under this Agreement on such Sub-Licensee Revenues by causing the appropriate percentage number of such shares to be transferred to, and registered in the name of the University’s nominee (Edinburgh Technology Fund Limited or such other notified entity). If the Parties disagree as to the cash value of any non-monetary receipt, such disagreement shall be referred to the Expert.

3.9	Combination products. In the event that any Licensed Product is sold as part of a Combination Product in a particular country, the Net Sales of such Licensed Product shall be determined by [***], where:

A is the average sales price generally achieved during the relevant Quarter for the Licensed Product in the country in which such sale occurred, when the Licensed Product (as applicable): (a) incorporates the relevant Licensed Technology and/or Nuvectis Improvements but no other therapeutically effective active ingredient; or (b) is sold separately without Other Products;

B is the sum of the average sales price generally achieved during the relevant Quarter in that country (as applicable): (a) of each therapeutically effective active ingredient incorporated in the Combination Product when such compound is sold as an Other Product and not as part of a Combination Product; or (b) of each Other Product included in the Combination Product when such Other Product is sold separately.

In the event that the Net Sales of a Licensed Product when included in a Combination Product cannot be determined using the methods above for any Quarter, then the Net Sales attributed to the Licensed Product shall be determined by mutual agreement reached in good faith by the Parties as soon as reasonably practicable following the end of the Quarter in question based on an equitable method of determining the same that takes into account, in the relevant country in the Territory, the latest sales price (if any) that applied in any previous Quarter and the respective fair market values of the Licensed Product and Other Product(s) included in such Combination Product. Failing such agreement the matter shall be determined by the Expert.

3.10	Royalty stacking. If Nuvectis (or any Affiliate or Sub-Licencee) obtains (following prior consultation with the University as regards the necessity of any licence) a licence from any Third Party (excluding any Sub-Licensee) (a “Third Party Licence”) in order to avoid infringing a Valid Claim in such Third Party’s Patents or other Intellectual Property Rights in the course of Nuvectis’s (or any Affiliate’s and/or Sub-Licencee’s) development, manufacture or sale of a Licensed Product, and the Third Party Licence provides that Nuvectis (or any Affiliate and/or Sub-Licencee) shall pay such Third Party a royalty (a “Third Party Royalty”), then Nuvectis (or any Affiliate or Sub-Licensee) may deduct from any royalty due to the University hereunder [***] percent ([***]%) of the Third Party Royalty payable to such Third Party Licence, provided that the amount of royalties payable by Nuvectis to University under Clause 3.4 shall not be reduced by more than [***] percent ([***]%) by virtue of this Clause 3.10. The deductions referred to in this Clause shall only be made where (and to the extent that) the technology that is the subject of the Licensed Technology cannot be used without infringing a Valid Claim of the Third Party Patents or other Intellectual Property Rights that are the subject of the Third Party Licence (and shall not be made in respect of any other Third Party (excluding any Sub-Licensee) technology or Intellectual Property that Nuvectis (or any Affiliate and/or Sub-Licensee) chooses to use in the manufacture or sale of any Licensed Product). For the avoidance of doubt, this Clause 3.10 shall not apply to Combination Products.

3.11	Generic Reduction. If a Generic Product for a Licensed Product is being sold in a country, the royalties payable by Nuvectis in respect of such country and such Licensed Product shall, subject to Clause 3.12, be reduced by (a) [***] percent ([***]%) from the first full Quarter after the date on which Level 1 Generic Competition first exists in such country, or (b) [***] percent ([***]%) from the first full Quarter after the date on which Level 2 Generic Competition first exists in such country, but only for so long as the applicable (Level 1 or Level 2) Generic Product is being sold in such country.

3.12	Absolute floor to reductions. Notwithstanding any other provision of this Agreement, in the event that either or both of the reduction mechanisms set out in Clause 3.10 or 3.11 are applicable to any Net Sales generated in any Year, in no circumstances shall Nuvectis be entitled to reduce the aggregate amount of the Net Sales royalties payable to the University in such Year, by more than [***] per cent ([***]%) of the amount which would have been payable to the University in the absence of the reduction mechanisms provided by Clause 3.10 and/or Clause 3.11 as applicable.

3.13	Historical Patent Costs. Nuvectis shall pay to the University within thirty (30) days of the Effective Date the following Patent Costs incurred up to and including the Effective Date: [***] ([***]).

4.	PAYMENT TERMS AND AUDIT RIGHTS

4.1	Payment frequency. Nuvectis shall pay to the University:

(a)	the Signature Fee on the dates specified in Clause 3.1;

(b)	[***];

(c)	the Milestone Payments on the dates specified in Clause 3.3;

(d)	the percentage of [***] on the dates and as specified in Clause 3.6;

(e)	the royalties due pursuant to Clauses 3.4 and 3.5 shall be paid Quarterly within thirty (30) days of the end of each Quarter in respect of Net Sales generated;

(f)	the Patent Costs in accordance with Clause 3.13 and Clause 6.

(g)	the Minimum Annual Royalty on the dates specified in Clause 3.7.

4.2	Payment mechanism. All sums due under this Agreement:

4.2.1	are exclusive of Value Added Tax, or similar sales tax, which where applicable will be paid by Nuvectis to University in addition;

4.2.2	shall be paid in US DOLLARS (unless stated otherwise) in cash (cleared funds) by transferring an amount to the bank account as specified by the University in Schedule 11, and in the case of Net Sales generated and Sub-Licensee Revenues received by Nuvectis in a currency other than US DOLLARS, the rate of exchange to be used for converting such other currency into US DOLLARS shall be the average of the exchange rate published in the Wall Street Journal, Western Edition, under the heading “Currency Trading” on the first Business Day of each month in the Quarter. All costs of transmission and currency conversion shall be borne by Nuvectis;

4.2.3	shall be made without deduction of income tax or other taxes charges or duties that may be imposed, except insofar as Nuvectis is required to deduct the same to comply with applicable laws. The Parties shall cooperate and take all steps reasonably and lawfully available to them to avoid deducting such taxes and to obtain double taxation relief. If Nuvectis is required to make any such deduction it shall provide University with such certificates or other documents as it can reasonably obtain to enable University to obtain appropriate relief from double taxation of the payment in question; and

4.2.4	shall be made by the due date, failing which University may charge interest on any outstanding amount from the due date onwards on a daily basis at a rate equivalent to [***] per cent ([***]%) per annum above the Royal Bank of Scotland plc base lending rate then in force in Edinburgh, provided in each case that University has notified Nuvectis in writing of such non-payment.

4.3	Exchange controls. If, at any time during the Term, Nuvectis is prohibited from making any of the payments required hereunder by a governmental authority in any country then Nuvectis shall within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and shall make them within seven (7) days of receiving such permission. If such permission is not received within thirty (30) days of Nuvectis making a request for such permission then, at the option of the University, either Nuvectis shall deposit the royalty payments due in the currency of the relevant country in a bank account designated by University within such country or such royalty payments shall be made to an associated company of University designated by University and having offices in the relevant country designated by the University.

4.4	Royalty statements. At the same time as each royalty payment is due under Clauses 3.4 to 3.6 (inclusive), Nuvectis shall send to University a statement (the template for which will be provided by the University in due course) setting out, in respect of the Quarter to which the royalty payment relates and in respect of each country in the Territory in which Licensed Products and/or Additional Licensed Products are sold, disposed of and/or supplied:

(a)	the amount of each type of Licensed Product and/or Additional Licensed Products sold, disposed of and/or supplied by Nuvectis, its Affiliates and/or Sub-Licensees in each country in the Territory during that Quarter and, if none, a statement to that effect;

(b)	the amount of Licensed Products and/or Additional Licensed Products produced during the previous Quarter but not yet supplied, and, if none, a statement to that effect;

(c)	the Net Sales in respect of each such type of Licensed Product and/or Additional Licensed Products sold, disposed of and/or supplied in each country in the Territory during that Quarter;

(d)	the aggregate Net Sales in respect of that Quarter for Licensed Product and/or Additional Licensed Product;

(e)	list of any sub-licences granted and, if none, a statement to that effect;

(f)	details of all Sub-Licensee Revenues both due to, and received by, Nuvectis and/or its Affiliates during the previous Quarter and, if none, statement to that effect;

(g)	the sums due and payable under Clause 3 and, if none, a statement to that effect;

(h)	subject to Clause 4.2.2, any currency conversions, showing the rates used;

(i)	the amount of royalties due to University in respect of that Quarter;

(j)	the type and amount of any permitted deductions made by the Company from the sums referred to in Clause 3 (by type of Licensed Product and/or Additional Licensed Product and country); and

(k)	together with sufficient information to enable University to ascertain whether any Milestone Payments have become due or if any specific diligence conditions have occurred pursuant to Clause 5.2, expressed both in local currency and US Dollars and showing the conversion rates used, during the Quarter to which the royalty payment relates.

4.5	Records. Nuvectis shall and shall procure that each Sub-Licensee and its Affiliate shall:

4.5.1	keep at its normal place of business detailed and up-to-date records and accounts (including any underlying documents supporting such accounts and records) showing the quantity, description and value of Licensed Products and/or Additional Licensed Products sold, disposed of and/or supplied by it, its Sub-Licensees and/or its Affiliates and the amount and basis of Sub-Licensee Revenues received by it on a country-by-country basis, and being sufficient to ascertain the payments due under this Agreement for the Royalty Term and for a period of six (6) years after the expiry or termination of this Agreement; and

4.5.2	make such records and accounts reasonably available, on not less than thirty (30) days’ written notice, for inspection during business hours by an independent chartered accountant nominated by University for the purpose of verifying the accuracy of any statement or report given by Nuvectis to University under this Clause 4. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to University only such details as may be necessary to report on the accuracy of Nuvectis’s statement or report. University shall be responsible for the accountant’s charges unless the accountant certifies that there is an inaccuracy of more than [***] percent ([***]%) in any royalty statement, in which case Nuvectis shall pay the charges in respect of that inspection within thirty (30) days of the University’s invoice for same. Such right of inspection may only be exercised once in any Year subject to Clause 4.6.

4.6	Audit rights. University (and/or its nominee) shall not be entitled to carry out more than one inspection pursuant to this Clause 4.6 in any one Year except where an inspection confirms a shortfall exceeding [***] per cent ([***]%) of the sum properly payable. In such event, University (and/or its nominee) will then be entitled to carry out a second inspection each year for a further period of [***] following the date on which such a shortfall was confirmed.

If, following any inspection pursuant to this Clause 4.6, University’s nominated accountant confirms to Nuvectis that the payments in respect of any Quarter or Year fall short of the sums which were properly payable in respect of that Quarter or Year under this Agreement, University shall send a copy of the certificate to Nuvectis and Nuvectis shall within thirty (30) days of the date of receipt of the certificate pay the shortfall to University including the accountant’s charges if the shortfall exceeds [***] per cent ([***]%) in that Quarter or Year.

If, within thirty (30) days of the date of receipt by Nuvectis any certificate produced pursuant to this Clause 4.6, Nuvectis notifies University in writing that it disputes the certificate, the dispute shall be referred for resolution by the Expert.

For the purpose of verifying the calculation of the sums payable under this Agreement, at any time during normal business hours upon providing seven (7) days’ written notice, University (and/or its nominee) may:

(a)	inspect all records, information and books of account of Nuvectis and any Affiliates and Sub-Licensees;

(b)	subject to Clause 4.10, make and remove copies of, or extracts of, all relevant records, information and books of account of Nuvectis, its Affiliates and/or Sub-Licensees; and

(c)	interview any of Nuvectis’s and/or its Affiliate’s and/or Sub-Licensees’ employees and directors who may reasonably be considered to have information relevant to the University’s enquiries that is not available to it under one of the preceding sub-Clauses.

4.7	Nuvectis shall use reasonable commercial endeavours to ensure that, for the purpose of verifying the sums payable under this Agreement to the University (and/or its nominee), Nuvectis and the University (and/or its nominee) are granted the following rights (or substantially similar rights) in respect of each sub-licence granted pursuant to this Agreement:

(a)	the right to inspect all records, information and books of account of the Sub- Licensee that are applicable to the sub-licence; and

(b)	subject to appropriate obligations of confidentiality, the right to make and remove copies of, or extracts of, all relevant records, information and books of account of the Sub-Licensee that are applicable to the sub-licence (the “Audit Rights”). And upon the reasonable request of the University, Nuvectis shall exercise those Audit Rights and thereafter disclose all information received by Nuvectis as a result of the exercise of the Audit Rights, to the University (and/or its nominee).

4.8	Nuvectis shall reasonably co-operate and shall require its agents and other professional advisers to reasonably co-operate, and shall use reasonable commercial endeavours to procure that its subcontractors, Sub-Licensees, Affiliates and its agents and other professional advisers reasonably co-operate, with the University or its duly authorised agent or representative whilst they are exercising the rights set out above.

4.9	As provided in Clause 4.6, if the verification carried out above should reveal a discrepancy between the sums actually paid to the University as against the sums which were due to be paid under this Agreement, Nuvectis shall within thirty (30) days make up any shortfall to the University. If an inspection reveals an overpayment by Nuvectis, University will deduct such overpayment from any other amounts payable hereunder by Nuvectis to University.

4.10	The University shall maintain, or shall require its duly authorised agent or representative to maintain, as confidential all financial information or information of a confidential or proprietary nature received from Nuvectis and/or its Affiliates and/or Sub-Licensee under this Clause 4.

5	DILIGENCE, COMMERCIALISATION AND ADDITIONAL OBLIGATIONS

5.1	Development and Commercialisation. During the Term, Nuvectis shall use Diligent and Reasonable Endeavours to:

5.1.1	carry out the Development Plan;

5.1.2	develop, promote, distribute, supply and sell one or more Licensed Products within the Field in each Major Market in the Territory and provide such marketing resources as may reasonably be expected to bring the Licensed Products to the attention of as many buyers and potential buyers as possible to maximise Net Sales and Sub-Licensee Revenue;

5.1.3	pursue Regulatory Approval in each Major Market in the Territory for those Licensed Products in the Field in clinical development;

5.1.4	pursue market penetration in each Major Market in the Territory for Licensed Products in the Field to maximise availability to patients;

5.1.5	without prejudice to the generality of the foregoing, develop and commercialise in each Major Market at least one Licensed Product with an application in an Oncology Indication;

5.1.6	provide such production facilities as may be reasonably necessary in Nuvectis’s discretion to meet all reasonable demands for the development, manufacture and commercialisation of Licensed Products in the Field in the Territory;

5.1.7	produce the Licensed Products in accordance with good industry standards;

5.1.8	subject to obtaining required Regulatory Approval in the United Kingdom with respect to a Licensed Product:

(i) make such Licensed Product available in commercial markets in the United Kingdom within [***] of that Licensed Product being made available anywhere else in the Territory provided that such period shall be extended to the extent of any delays caused by any Regulatory Authority;

(ii) [***]; and

5.1.9	[***]

5.2	[***].

5.3	Development Plan. Nuvectis shall provide University with an updated, written Development Plan at least once every six (6) months and within fourteen (14) days before each regularly scheduled JAC meeting scheduled pursuant to Clause 7. The format of such Development Plan shall be no less detailed than the version annexed at Schedule 6 at the Effective Date, unless agreed otherwise by University and Nuvectis.

5.4	Progress Report. Nuvectis shall:

5.4.1	provide University with a Progress Report at least once every six (6) months and within fourteen (14) days before each regularly scheduled JAC meeting scheduled pursuant to Clause 7 (except that, where applicable, Nuvectis will provide Progress Reports at least once every Quarter during the eighteen (18) month period immediately following a change of Control of Nuvectis). University’s receipt or approval of any such Progress Report shall not be taken to waive or qualify Nuvectis’s obligations under Clause 5.1.

5.4.2	promptly respond to any queries that University may have following receipt of a Progress Report;

5.4.3	at University’s request, meet with University (either in person or by telephone, or videoconference) at least once every six (6) months to discuss the subject matter of the Development Plan or Progress Report as set out above (with at least one representative of Edinburgh Innovations), unless the matter has been discussed at the JAC. In addition, the Development Plan and Progress Report will be discussed by the Scientific Advisory Board in the Development Collaboration Agreement, at such frequencies as are set out therein.

5.5	[***], then:

5.5.1	[***];

5.5.2	[***];

5.5.3	[***].

5.6	[***]:

5.6.1	[***]

[***].

5.7	Applicable Laws.

(a)	Nuvectis shall, in exercising its rights and performing its obligations under this Agreement, comply with all applicable laws, regulations, codes of practice and Good Industry Practice.

5.8	Marketing Authorisation.

(a)	Nuvectis shall give University thirty (30) days’ written notice before submission of any Marketing Authorisation Application.

(b)	If the Licensed Product and/or Additional Licensed Product fails on efficacy, safety or toxicological grounds or if Nuvectis fails to obtain Regulatory Approval for the Licensed Product and/or Additional Licensed Product in a country in the Territory, Nuvectis shall promptly give to University written notice and a summary of relevant information. Nuvectis shall, if requested, give further evidence reasonably required by University, at University’s cost.

5.9	Insurance.

(a)	Nuvectis shall, at its expense, carry product liability and comprehensive general liability insurance of an amount adequate to support its liabilities under this Agreement. Nuvectis shall ensure that such insurance policy remains in effect throughout the Term and for a period of [***] after termination or expiry of this Agreement, and shall supply University with a copy of such policy on request.

(b)	Nuvectis shall obtain at its own expense all licences, permits and consents (including Marketing Authorisations) necessary for the development, manufacture and commercialization of the Licensed Products and/or Additional Licensed Products in the Field in the Territory.

(c)	Nuvectis shall use Diligent and Reasonable Endeavours to perform its obligations in connection with the development, manufacture and commercialization of the Licensed Products and/or Additional Licensed Products in the Field in the Territory with all due skill, care and diligence, including Good Industry Practice.

(d)	Nuvectis shall to the extent that it is required by applicable law, use pseudonymised or anonymised data in any Product Safety Information.

(e)	Nuvectis shall use Diligent and Reasonable Endeavours to, and to the extent that it is practicable to do so, obtain explicit consent from clinical trial participants and others referred to in the Product Safety Information for Marketing Authorisation holders from time to time to process the participants’ and other’s personal data for the purpose of development, manufacture, use, supply and marketing of Licensed Products and/or Additional Licensed Products and for the transfer of their personal data (including their sensitive personal data) between countries or regions within the Territory, including countries or regions whose data protection laws neither match nor exceed those applicable within Europe.

(f)	Nuvectis shall ensure that its data protection officer co-operates fully with that of University in relation to any of the purposes in Clause 5.9(e) and in connection with any security breach relating to any such personal data, reasonably determined by University to be sufficiently serious or substantial to justify the notification to the Information Commissioner or other relevant data protection supervisory authority.

(g)	Nuvectis shall, if requested, execute any further documents reasonably required by University for any of the purposes in Clause 5.9(f) or in connection with any such security breach.

5.10	Additional Obligations. Nuvectis shall, and shall procure that its Affiliates and Sub-Licensees shall:

(a)	use due skill, care and diligence including Good Industry Practice to ensure that the Licensed Products and/or Additional Licensed Products are safe for the use for which they were intended;

(b)	obtain at its own expense all licences, permits and consents necessary for the provision of the Licensed Products and/or Additional Licensed Products in the Territory;

(c)	perform its obligations in connection with the provision of the Licensed Products and/or Additional Licensed Products with all due skill, care and diligence including good industry practice;

(d)	only make use of the Licensed Technology for the purposes authorised in this Agreement;

(e)	without limitation, exploit the Licensed Technology solely in the Field;

(f)	comply with all regulations and practices in force or use in the Territory required to safeguard the University’s rights in the Licensed Technology;

(g)	obtain any Government approval required for this Agreement in any country in the Territory or the country of Nuvectis; and

(h)	not use any child labour in the manufacture or distribution of the Licensed Products and/or Additional Licensed Products, and where third parties are to manufacture or distribute those Licensed Products and/or Additional Licensed Products, Nuvectis shall procure from those third parties written confirmation that they shall not use any child labour in the manufacture or distribution of the Licensed Products and/or Additional Licensed Products.

For clarity, the Parties agree that the undertakings under this clause 5.10 shall (insofar as it relates to the Licensed Know-How, Licensed Compound Know-How and Know-How in the Collaboration IP) survive expiry or earlier termination of this Agreement, except to the extent that they enter the public domain after that date other than by breach of this Agreement by Nuvectis, its Affiliates and/or Sub-Licensees.

5.11	EAMS and PIP. Nuvectis acknowledges that the inventors of the Licensed Technology have a particular interest in paediatric clinical pathways and care. Accordingly, Nuvectis will, if reasonably practicable, and in good faith, in respect of Licensed Products:

5.11.1	make an application for a PIM designation and if awarded, continue with an application for approval under EAMS. If a positive scientific opinion (or equivalent) is given, continue with a Marketing Authorisation Application and following any Marketing Approval, make Licensed Products available for the approved Indication; and

5.11.2	create a PIP and include paediatric investigations in clinical trials of the Licensed Products, seek Marketing Approval and following any Marketing Approval, make Licensed Products available for the approved Indication.

Nuvectis will provide regular written updates on the matters, and its reasonable efforts to expedite access to Licensed Products, as set out in this Clause 5.11.

6.	INTELLECTUAL PROPERTY

6.1	Filing, Prosecution and Maintenance of Licensed Patents and Additional Licensed Patents. From the Effective Date Nuvectis shall, at Nuvectis’s expense:

6.1.1	be responsible for the filing, prosecution and maintenance of the Licensed Patents and/or Additional Licensed Patents (in the name of University where they are owned solely by or jointly with the University) and will use its Diligent and Reasonable Endeavours to maximise the duration and scope thereof. With respect to each Licensed Product and/or Additional Licensed Product, Nuvectis shall, at the time of receipt of the relevant Regulatory Approval (or such other time as appropriate) and where it is commercially reasonable to do so, apply for a Supplementary Protection Certificate, patent term extension and/or any other available exclusivity in respect of such Licensed Product and/or Additional Licensed Products in each of the Major Markets;

6.1.2	consult with University and agree a patent filing and prosecution strategy in respect of the Licensed Patents and/or Additional Licensed Patents and shall take into consideration all comments received from University in respect thereof, all in accordance with the provisions of the JAC;

6.1.3	consult with University in relation to all material changes to the patent claims or specifications that would have the effect of reducing or limiting the scope of the Licensed Patents and/or Additional Licensed Patents, and not make any such changes without the prior written consent of the University. Such consent shall not be unreasonably withheld or delayed, provided that University has been given as much notice as is practicable, and in any event no less than [***] notice of such proposed changes, and has been given an opportunity to file divisionals, continuations and/or such other types of protection to cover any claims or subject matter that Nuvectis intends to remove from the scope of the Licensed Patents and/or Additional Licensed Patents;

6.1.4	ensure that University promptly receives copies of all official correspondence in respect of the Licensed Patents and/or Additional Licensed Patents, including copies of all documents enclosed with such correspondence and is copied in all correspondence with patent agents; and

6.1.5	subject to Clause 6.2, pay all fees in respect of all Licensed Patents and/or Additional Licensed Patents by their due date.

6.2	Step-In. If Nuvectis elects not to prosecute or maintain any part of the Licensed Patents and/or Additional Licensed Patents or not to file a Patent application, in any Target Patent Country, it shall give University no less than [***] written notice of its intention together with all information necessary to enable University to determine whether to maintain or file such Patent or Patent application. During that [***] notice period, Nuvectis shall retain the responsibility for the prosecution and maintenance of the Licensed Patents and/or Additional Licensed Patents identified in such notice (each, an “Abandoned Patent”). From the date of expiry of such notice:

6.2.1	Nuvectis shall cease to be licensed under the Patents identified in the notice and such Patents shall be deemed to be removed from the definition of Licensed Patents and/or Additional Licensed Patents;

6.2.2	Nuvectis shall, at University’s request, promptly transfer a copy to University of any and all documents and information in Nuvectis’s control and possession relating to the Abandoned Patents (subject to any redactions relating to Patents other than the Abandoned Patents); and

6.2.3	University may prosecute or abandon the Abandoned Patents at University’s sole discretion, cost and expense and grant rights under the Abandoned Patents to any person without further reference to Nuvectis.

6.3	Infringement by Third Parties. Each Party shall notify the other Party promptly if it becomes aware of any infringement or potential infringement of the Licensed Patents and/or Additional Licensed Patents or misappropriation or potential misappropriation of any of the Licensed Know-How, Know-How in the Collaboration IP and/or Licensed Compound Know-How and the Parties shall consult with each other to agree how to respond. If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then:

6.3.1	Nuvectis shall be entitled to take action against the third party at its sole expense and in its sole discretion, subject to Clauses 6.1 to 6.5 inclusive and shall report to University on the steps taken; and

6.3.2	all damages or other sums received from such action including any settlements, after deduction of the out-of-pocket costs incurred by Nuvectis directly in connection with taking the action, will be considered Net Sales in respect of Licensed Products and/or Additional Licensed Products and Nuvectis shall pay royalties on such Net Sales in accordance with this Agreement.

In any such proceedings, University shall, at Nuvectis’s cost, promptly provide Nuvectis with all documents and assistance as Nuvectis may reasonably require. Nuvectis shall promptly provide University with notice of such proceedings and keep University regularly informed of progress and promptly provide University with such information as it may require including copies of all documents filed at court in the proceedings.

6.3.3	If Nuvectis does not take action against the third party within [***] of Nuvectis first giving or receiving notice of the infringement or potential infringement of the Licensed Patents and/or Additional Licensed Patents or the misappropriation or potential misappropriation of the Licensed Know-How, Licensed Compound Know-How, and/or any Know-How in the Collaboration IP and/or Improvement Compound Know-How (as the case may be), University shall be entitled to take action against the third party at its sole expense and in its sole discretion, and shall have the right to retain any damages or other sums received from such action. In any such proceedings Nuvectis shall promptly provide University (at University’s cost) with all documents and assistance as University may reasonably require and the University shall promptly provide Nuvectis with notice of such proceedings.

6.4	Challenge to the Licensed Technology. Each of the Parties shall notify the other promptly if it becomes aware of:

6.4.1	any opposition, re-examination, interference, or action for revocation or declaration of non-infringement, or other similar action alleging the invalidity, unenforceability or non-infringement of any Licensed Patents and/or Additional Licensed Patents; or

6.4.2	any action or proceedings relating to the Licensed Know-How, Licensed Compound Know-How, Know-How in the Collaboration IP and/or Improvement Compound Know-How; and

the Parties shall consult with each other to determine the best way to respond to such action. If University notifies Nuvectis that it does not wish to defend such action then Nuvectis shall be entitled to defend such action at its sole expense and in its sole discretion subject to Clause 6.9, and in such circumstances Nuvectis shall have the right to retain any costs awarded in relation to such action.

6.5	Response to infringement of or challenge to Licensed Patents and/or Additional Licensed Patents. In respect of any action taken by Nuvectis under Clause 6.3, 6.4 or 6.6, Nuvectis shall:

6.5.1	before starting any such action, consult with University as to the advisability of the action or settlement, its effect on the good name of the University, the public interest, and how the action should be conducted; and

6.5.2	reimburse University for any reasonable expenses incurred in assisting Nuvectis in such action unless otherwise agreed in writing.

[***] University may, at its discretion, at any time, take an active part in any proceedings which have been brought or defended by Nuvectis, and shall have the right to be separately represented by its own counsel. University shall bear the costs of its own counsel and involvement in any proceedings solely brought or defended by Nuvectis.

6.6	Infringement of third party rights. If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging (i) infringement of third party rights through the manufacture, use, sale or supply of any Licensed Product and/or Additional Licensed Products; or (ii) misappropriation or misuse of third party Know-How in the course of manufacture, use, sale or supply of any Licensed Product and/or Additional Licensed Products, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond. Nuvectis shall have the right but not the obligation to defend such suit and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement concerning the validity of any Licensed Patent and/or Additional Licensed Patents or any statement which may have an effect on the good name of the University, the consent of University must be obtained before taking such action or making such settlement and University shall not unreasonably withhold or delay such consent.

6.7	[***].

6.8	Non delegation. Without prejudice to the generality of, and except as expressly set forth in, Clause 13.5, Nuvectis may not assign, sub-license or delegate its rights or obligations in Clause 6.1 to 6.9 inclusive without the prior written consent of the University.

6.9	Restriction on enforcement. Nuvectis shall not (and shall ensure that its Sub-Licensees and Affiliates shall not) enforce the Licensed Technology against any charity or other not-for-profit organisation undertaking non-commercial research. Nuvectis shall consult with the University prior to enforcing the Licensed Technology against any charity or other not-for-profit organisation undertaking commercial research.

6.10	Ownership of Licensed Patents and Additional Licensed Patents. Subject to the terms and conditions of this Agreement, (i) the Licensed Patents, (ii) any Additional Licensed Patents licensed as part of the Licensed Technology, and (iii) any Patents claiming priority from (i) and (ii), whether or not in existence at the Effective Date shall at all times remain vested solely in the University.

6.11	Ownership of Collaboration IP. Ownership of Collaboration IP arising from work carried out under the Development Collaboration Agreement shall be determined in accordance with the terms of the Development Collaboration Agreement.

6.12	Nuvectis Improvements and Nuvectis Improvement IP. If Nuvectis at any time devises, discovers or acquires rights in any Improvements (generated solely by Nuvectis, its Affiliates and/or Sub-Licensees during the Term) (“Nuvectis Improvements”), Nuvectis shall, to the extent that it is not prohibited by law promptly notify University in writing giving details of it and provide to the University such information or [***]. [***].

All rights, title and interest in and to Nuvectis Improvements and all Intellectual Property Rights therein (“Nuvectis Improvement IP”), are and shall remain solely with Nuvectis. Nuvectis acknowledges that all such products embodying [***].

6.13	[***].

7.	JOINT ADVISORY COMMITTEE.

7.1	Composition. The JAC shall be comprised of [***] representatives from [***] and in the case of Edinburgh this shall include [***], each with the requisite experience and seniority to enable such person to have discussions with respect to the issues falling within the jurisdiction of the JAC. Nuvectis shall select from its representatives the chairperson for the JAC. From time to time, Nuvectis may change the representative who will serve as chairperson on written notice to University. Each Party may allow up to three (3) observers to attend the JAC subject to ensuring that the observers are under obligations of confidentiality no less onerous than those set out in this Agreement but for the avoidance of doubt such observers will have no voting rights.

7.2	Replacements. Each Party may remove any representative nominated by it to the JAC and appoint any person (with the necessary expertise) to fill a vacancy arising from such removal or arising from the retirement from the JAC of any representative nominated by it. Each Party shall give the other prior written notice of any proposed changes in the identity of their representatives on the JAC.

7.3	Purpose. The JAC shall:

(a) discuss and make recommendations for the Intellectual Property strategy in relation to (i) Licensed Technology and (ii) Improvement Patents (iii) Nuvectis Improvements in respect of which a University and/or Nuvectis employee is named as an inventor, (iv) Additional Licensed Patents in each case, including Patent filing and prosecution strategy; provided that these activities shall be conducted through a patent sub-committee to be established by the JAC and such patent sub-committee shall operate under the same rules as the JAC;

(b) operate as a forum for Nuvectis to update University on its exploitation activities (including activities under the Development Plan) with respect to Licensed Products and/or Additional Licensed Products;

(c) categorise Collaboration IP in conjunction with the SAB (as defined under the Development Collaboration Agreement).

Nuvectis shall have the right, but not the obligation to consult the JAC on matters relating to the exploitation of the Licensed Products and/or Additional Licensed Products. At each meeting of the JAC:

(a) Nuvectis shall provide University with an update on progress achieved in the exploitation of Licensed Products and/or Additional Licensed Products since the previous meeting of the JAC. Each update shall contain such information as University may reasonably require to assess Nuvectis’s performance of its obligations under Clause 5 in the period since the previous meeting of the JAC; and

(b) Nuvectis’s representatives shall respond to any reasonable questions raised by University arising from such updates or the most recent Development Plan.

7.4	Decisions. The JAC shall serve as a forum for discussion, updates and recommendations. Nuvectis shall consider in good faith any guidance or recommendations given by University’s representatives on the JAC, but shall have no obligation to follow any such guidance or recommendations and, without prejudice to its obligations under this Agreement, shall have the sole right to make final decisions with respect to the development and commercialisation of [***] and Licensed Products and/or Additional Licensed Products and the exploitation thereof.

7.5

Frequency. The JAC shall meet by videoconference or in person:

at least once every six (6) months until Nuvectis has completed the first Phase I Trial; and at least once every twelve (12) months for the rest of the Term.

7.6	Quorum. The quorum for meetings of the JAC shall be at least one (1) member of the JAC nominated by each Party.

7.7	Location. All JAC meetings shall take place at mutually agreed locations or by video conference. Neither Party will unreasonably withhold its consent to a request by the other Party to conduct a JAC meeting by video conference.

7.8	Minutes. Minutes of each JAC meeting shall be taken, and shall, at a minimum, record: amendments proposed or made to the Development Plan by Nuvectis; and material issues raised by University, and responses provided by Nuvectis, in respect of Nuvectis’s diligence obligations under Clause 5.

The draft minutes of each meeting of the JAC shall be prepared by a member of the JAC nominated at the meeting (but excluding the chairperson) for each such meeting. Drafts of the minutes shall be delivered by the JAC chairperson to the JAC Managers within fourteen (14) days after the relevant JAC meeting. Minutes shall require the approval of both JAC Managers, and the chairperson shall send a copy of the final minutes of each meeting as approved by the JAC Managers to each JAC representative. Either Party may escalate any dispute in respect of issues raised with respect to the minutes, or the approval of any minutes of a JAC meeting pursuant to Clause 13.2. The meeting minutes shall be Confidential Information of Nuvectis.

7.9	Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JAC.

7.10	JAC Manager. Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters between meetings of each JAC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, a “JAC Manager”). Each Party may replace its JAC Manager at any time by notice in writing to the other Party.

8	CONFIDENTIAL INFORMATION AND PUBLICATION

8.1 Confidentiality obligations. Each Receiving Party undertakes:

8.1.1	to maintain as secret and confidential all Confidential Information of the Disclosing Party and take all reasonable precautions (but in no event less than such precautions consistent with reasonable care) to prevent the unauthorised disclosure of it;

8.1.2	not to disclose or permit the disclosure of any Confidential Information of the Disclosing Party, in whole or in part, to any person, except in accordance with the provisions of this Agreement;

8.1.3	not to use the Confidential Information of the Disclosing Party for any purpose except the purposes of performing its obligations and exercising its rights under this Agreement and/or the Development Collaboration Agreement (together the “Purpose”); and

8.1.4	to inform the Disclosing Party immediately if it becomes aware of the possession or use of any of the Confidential Information of the Disclosing Party by any unauthorised person, and to provide all reasonable assistance to the other Party in relation to such unauthorised possession or use.

8.2 Additional confidentiality obligations. Subject to this Clause 8.2, University agrees to maintain as secret and confidential all Licensed Compound Know-How and not to use such information for any purpose except the Purpose after the Effective Date. University may disclose such information under conditions of confidentiality to its patent agents and other appropriate advisors and to any other licensees under the Licensed Technology (to the extent that University is permitted to grant such licences under the terms of this Agreement).

8.3 Exceptions to confidentiality obligations. The obligations set out in Clauses 8.1 and 8.2 shall not apply to that part of the Confidential Information of the Disclosing Party which the Receiving Party can demonstrate by reasonable, written evidence:

8.3.1	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party without any obligations of confidence; or

8.3.2	is subsequently disclosed to the Receiving Party, without any obligations of confidence, by a third party who is entitled to disclose it without breaching any confidentiality obligations to the Disclosing Party; or

8.3.3	is or becomes generally available to the public through no fault of the Receiving Party, its Affiliates and/or Sub-Licensees or its or their Representatives; or

8.3.4	is permitted pursuant to the provisions of Clause 8.10; or

8.3.5	is independently developed by or on behalf of the Receiving Party, as evidenced by written records, without reference to, reliance upon, or use of the Confidential Information of the Disclosing Party.

Specific aspects or details of Confidential Information shall not be deemed to be generally available to the public or in the possession of the Receiving Party merely because the Confidential Information is covered or embraced by a more general class of information generally available to the public or in the possession of the Receiving Party. Any combination of information shall not be considered to be generally available to the public or in the possession of the Receiving Party merely because individual elements of such information are generally available to the public or in the possession of the Receiving Party.

8.4	Required disclosure. The Receiving Party will not be in breach of its obligations under Clauses 8.1 or 8.2 to the extent that it is required to disclose any Confidential Information of the Disclosing Party by or to a court or other public body that has jurisdiction over it, or otherwise in accordance with applicable law, including any required disclosure to any Regulatory Authority for the purpose of obtaining Marketing Approval, provided that the Receiving Party has given the Disclosing Party written notice of the requirement as soon as possible prior to disclosing the Confidential Information and discloses only the minimum amount necessary to comply with the requirement and, at the Disclosing Party’s request, seeks to petition the court or public body to have the information treated in a confidential manner, where this is possible under the court or public body’s procedures.

8.5	Permitted disclosure. The Receiving Party may:

8.5.1	disclose the Confidential Information of the Disclosing Party to those of its Affiliates and Sub-Licensees and its and their Representatives who reasonably need to access such Confidential Information for the Purpose; and

8.5.2	disclose the Confidential Information of the Disclosing Party and details of its prosecution to potential collaborators, royalty purchasers, potential investors, and actual investors who reasonably need to access such Confidential Information for the purpose of the relevant collaboration or investment;

in each case, provided that before they are given access to such Confidential Information they are made aware of its confidential nature, and are under a legally binding written obligation to treat such Confidential Information in accordance with the terms of this Agreement. The Receiving Party shall procure that all those to whom access to such Confidential Information has been given comply with the provisions of this Agreement. The Receiving Party shall be liable to the Disclosing Party for any disclosure or misuse of such Confidential Information by those to whom access to such Confidential Information has been given, whether directly or indirectly, by the Receiving Party.

8.6	Additional University permitted disclosure. University may disclose Confidential Information of Nuvectis to: (i) any University Group Member and its advisers; and/or (ii) any third party to whom the University is, at the Effective Date, under a legal or contractual obligation to disclose such information and/or who was involved in the development of the Licensed Technology, including without limitation the creation, invention or funding of the Licensed Technology. University shall, ensure that such Confidential Information is treated in accordance with this Agreement.

8.7	Term of confidentiality obligations. The Receiving Party’s obligations of confidence and non-use in this Clause 8 shall, with respect to any Confidential Information, remain in full force until [***] after the expiration or termination of this Agreement. The Parties acknowledge that either or both Parties may be obligated to file under applicable law a copy of this Agreement with the SEC or other governmental authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than ten (10) Business Days (or a shorter period of time if required by applicable law) prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable governmental authority is legally required to be disclosed. No such notice shall be required under this Clause 8.7 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party and such information remains accurate as of such time.

8.8	Confidentiality of this Agreement. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record but may disclose the terms of this Agreement to the funders of the Licensed Technology, if required.

8.9	Permitted Reporting. Notwithstanding any other provision of this Agreement, the University may identify the sums received from Nuvectis in the University’s Annual Report and similar publications, and Nuvectis may, in order to comply with any transparency reporting obligations to which it is subject, publish details of any transfers of value, subject to Clause 13.2.

8.10	Publication.

8.10.1	Process. Publications by the University of scientific papers and/or proposed presentations at any conference, seminar or other public forum which in either case contain details of any work that relates to the Licensed Technology shall be sent to Nuvectis and Edinburgh Innovations (the “Reviewers”) for review prior to submission for publication or prior to making the presentation (as applicable). The Reviewers shall review and make any comments on the same within thirty (30) days of their receipt. A Reviewer may request that:

(i)	Confidential Information of a Party be removed from the proposed publication or presentation excluding Results; and/or

(ii)	any such publication or presentation be delayed if in the Reviewer’s reasonable opinion it is necessary to delay publication or presentation in order to file a patent application or application for other proprietary protection in respect of any invention made in the course of work relating to the Licensed Compound IP and/or Licensed Products and or Additional Licensed Products. Any such delay will in no event extend beyond sixty (60) days from the date the proposed publication or presentation was provided to the Reviewers.

8.10.2	Acknowledgement. From the Effective Date, Nuvectis shall (and shall procure that each Sub-Licensee shall) ensure that the University’s researchers shall be named as authors on the first publication of any Licensed Technology if required by, and in accordance with, customary standards of scientific attribution; and acknowledge the University’s contribution or involvement in the research and development of any Licensed Product and/or Additional Licensed Product (which, in the case of a Sub-Licensee is the subject of the sub-licence) and the support of the Wellcome Trust in any academic publication, other trade publication or press release relating to that Licensed Product and/or Additional Licensed Product, provided that Nuvectis obtains the University’s prior written consent if it wishes to use the name or logo of the University or the Wellcome Trust in such publication.

8.10.3	Nuvectis and DCA Publications. Publications related to work conducted under the DCA by Nuvectis and/or University will be managed in accordance with the provisions of the DCA.

8.10.4	Nuvectis acknowledges that the University has informed Nuvectis on the [***] of [***] of the submission of [***] which will not be subject to the publications provisions in this Clause 8.10.

9	WARRANTIES

9.1	Mutual warranties. Each Party warrants to the other Party that:

9.1.1	it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated;

9.1.2	it has full power and authority to enter into, and to exercise its rights and perform its obligations under, this Agreement; and

this Agreement, when executed, will constitute valid, lawful and binding obligations on it, in accordance with its terms.

9.2	University warranty. University warrants that:

(a)	[***];

(b)	[***]; and

(c)	[***].

9.3	Acknowledgements. Nuvectis acknowledges that:

9.3.1	the inventions claimed in ANY LICENSED technology are at an early stage of development. Accordingly, specific results cannot be guaranteed and any results, licensed materials, licensed compounds information, or other items provided under this Agreement are provided ‘as is’ and without any express or implied warranties, representations, or undertakings. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, As examples, but without limiting the foregoing, University doES not give any warranty that any such results, licensed materials, licensed compounds, information, or other items are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe, or non-toxic;

9.3.2	University haS not performed any searches or investigations into the existence of any third party rights that may affect any of the Licensed Technology or its exploitation; and

9.3.3	UNIVERSITY including ITS REPRESENTATIVES make no representations, extend no warranties of any kind, either express or implied, including but not limited to the implied warranties of merchantability or fitness for a particular purpose, and assume no responsibilities whatever with respect to DESIGN, development, manufacture, use or other disposition of licensed products and/or additional licensed products.

9.4	No other warranties

9.4.1	Each of Nuvectis and University acknowledges that it does not enter into this Agreement in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

9.4.2	Without limiting the scope of CLAUSE 9.4.1 above, and subject to clauses 9.1 and 9.2 above, UNIVERSITY doES not make any representation or give any warranty or undertaking:

9.4.2.1	as to the efficacy or usefulness of the Licensed Technology; or

9.4.2.2	that the use of any of the Licensed Technology, the manufacture, sale, supply or use of Licensed Products and/or the additional licensed products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

9.4.2.3	that any information communicated by University to Nuvectis and/or its affiliates under or in connection with this Agreement will produce Licensed Products and/or additional licensed products of satisfactory quality or fit for the purpose for which Nuvectis intended; or

9.4.2.4	imposing any obligation on University to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Licensed Technology.

10	INDEMNITY AND LIMITATION OF LIABILITY

10.1	Indemnity. Nuvectis shall defend and indemnify, the University and each of its respective Affiliates and the Representatives (together the “Indemnified Parties”) for any Loss. “Loss” shall (i) mean any loss, demand, liability, judgment, fine, penalty, charge or other cost or expense of any nature or kind whatsoever including legal costs and costs of recovery, resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability, including errors and omissions, arising from or in connection with any third party claim relating to: (a) any use, manufacture, or disposition of a Licensed Product and/or Additional Licensed Products or use of a method upon or utilising the Licensed Technology and/or Additional Licensed Patents and/or Improvement Compound IP by Nuvectis (its Sub-Licencees and/or Affiliates) or any other use of the Licensed Technology and/or Additional Licensed Patents and/or Improvement Compound IP by Nuvectis (its Sub-Licensees and/or Affiliates); (b) any breach of the provisions of this Agreement by Nuvectis and/or its Affiliates; and (c) the negligence or fraud of Nuvectis, its Affiliates and/or its Sub-Licensees, its servants or agents or others for whom Nuvectis is responsible including without limitation any sub-contractors, Third Party Service Providers and Representatives; (d) Nuvectis’s exercise of the rights granted to it under this Agreement; and (ii) all claims, demands, losses, causes of action, damages and expenses which are paid or payable by a University Indemnitee arising from or in connection with such proceedings detailed in Clause 6.5.2, except that Nuvectis’s liability for Losses under its indemnity (including as described in the foregoing clauses (i) and (ii)) shall be reduced or apportioned to the extent any claim is caused by the University’s negligence or wilful misconduct. University shall notify Nuvectis upon becoming aware of any Loss. Nuvectis shall have the right to control the defense of any claim for which it is providing indemnification hereunder and shall have the right to settle any such claim provided that such settlement imposes no liability on an Indemnified Party and includes no admission of wrongdoing by any Indemnified Party.

10.2	Limitation of liability. Subject to clause 10.3, neither Party shall have any liability to the other under or in connection with this Agreement for any:

(a)	wasted management or other staff time;

(b)	losses or liabilities under or in relation to any other contract.

IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES (INCLUDING ITS REPRESENTATIVES) BE RESPONSIBLE OR LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR OTHER ECONOMIC LOSS OR DAMAGE TO THE OTHER PARTY, ITS AFFILIATES AND/OR ITS SUB-LICENSEES REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE ARISES UNDER CONTRACT, TORT OR BASED UPON STRICT LIABILITY OR OTHER THEORY OF LAW OR EQUITY. THE ABOVE LIMITATIONS ON LIABILITY APPLY EVEN THOUGH THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

10.3	Exceptions to limitation of liability. Notwithstanding any other provision of this Agreement, neither Party’s liability under or in connection with this Agreement shall be excluded or reduced for death or personal injury arising from its negligence or breach of duty or any other liability that cannot be excluded at law.

10.4	University liability cap. Subject to Clauses 10.2 and 10.3, the total aggregate liability of the University for all and any breaches of this Agreement, any negligence or arising in any other way out of the subject matter of this Agreement, will not exceed [***].

11	TERM AND TERMINATION

11.1	Commencement and expiry. This Agreement will commence on the Effective Date and unless terminated earlier in accordance with this Clause 11 shall continue in force on a country-by-country and Licensed Product-by-Licensed Product (and/or Additional Licensed Product-by-Additional Licensed Product) basis until the expiration of the last to expire Royalty Term for such Licensed Product and/or Additional Licensed Product in such country pursuant to this Agreement (“Date”) and on such Date, this Agreement shall expire in the relevant country and Nuvectis shall benefit from a non-exclusive, perpetual, irrevocable, fully-paid up, sub-licensable licence under the Licensed Know-How, Licensed Compound Know-How and any Improvement Compound Know-How in the Field in the relevant country. For the avoidance of doubt, the non-exclusive licence shall not apply if this Agreement is terminated by breach under Clause 11.2 or terminated pursuant to Clause 11.3, or by Nuvectis under Clause 11.4.

11.2	Termination for breach. Either Party may terminate this Agreement immediately by written notice to the other Party on or at any time after becoming aware of any failure by the other Party in any material respect to perform or comply with any of the other Party’s obligations under this Agreement, which (if capable of remedy) is not remedied to the reasonable satisfaction of the terminating Party within thirty (30) Business Days after the service on the other Party of a notice specifying the breach and requiring it to be remedied.

11.3	Termination by the University. University may terminate this Agreement by giving at least [***] prior written notice to Nuvectis:

11.3.1	if Nuvectis ceases or threatens to cease to carry on its business in relation to the treatment, prevention and/or diagnosis of human diseases or disposes of the whole or a material part of its business or assets;

11.3.2	pursuant to Clause 5.5 ([***]);

11.3.3	if Nuvectis or any of its Affiliates and/or Sub-Licensees commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity, ownership or enforceability of any of the exclusively licensed Licensed Technology;

11.3.4	if Nuvectis discontinues the development (including prosecuting application for Regulatory Approval) of Licensed Products and/or Additional Licensed Products in the Field in the Territory for a consecutive period of [***];

11.3.5	if Nuvectis is subject to an Insolvency Event during the Term (but the Agreement will terminate immediately in that event and not on [***] notice as aforesaid);

11.3.6	if Nuvectis, its Affiliates and/or Sub-Licensees contests the secret or substantial nature of the Licensed Compound Know-How and/or Improvement Compound Know-How and/or other Know-How licensed as part of the Collaboration IP, provided that, with respect to any contestation made by a Sub-Licensee, University shall not have any right to terminate this Agreement pursuant to this Clause 11.3.6 if Nuvectis terminates the applicable sublicense with such Sub-Licensee within [***] after such contestation; or

11.3.7	if Nuvectis fails to pay any sum due under this Agreement within [***] of the due date.

11.4	Termination by Nuvectis. Nuvectis may terminate this Agreement at any time by giving at least ninety (90) days’ notice in writing to the University (if in Nuvectis’s reasonable opinion it is not scientifically or commercially viable to research, develop or commercialise the Licensed Products taking into account any reasonably relevant circumstances including any one or more of the following factors: safety, efficacy, product profile, the likelihood of obtaining regulatory approvals, the proprietary position of the compound or product and/or the cost of development or commercialisation).

12	CONSEQUENCES OF TERMINATION

12.1	Termination without prejudice to accrued rights. The termination or expiry of this Agreement shall be without prejudice to any obligations, rights (including right to payment of amounts earned but not paid) or liabilities of any of the Parties which have accrued before such termination or expiry. If a Party exercises a right to terminate under Clause 11, such termination shall be without prejudice to any rights which the Party exercising such right may have in respect of such breach, and such Party shall be entitled to recover from the other Party any Loss suffered as a result of the early termination of the Agreement.

12.2	Surviving provisions. The provisions of Clauses 1, 2.6, 2.7, 2.9, 3 (solely with respect to amounts that are due and payable as of the effective date of termination and in accordance with Clause 12.4), 4, 5.9(a), 6.10, 6.11, 6.12, 6.13, 8 (excluding Clause 8.10.1), 9, 10, 12, 13.1, 13.2, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, 13.10 and 13.12 shall remain in effect notwithstanding termination or expiry of this Agreement.

12.3	Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall immediately return to the Disclosing Party (or destroy at the request of the Disclosing Party) all Confidential Information of the Disclosing Party, make no further use of any of the Confidential Information of the Disclosing Party save as is permitted by the terms of this Agreement, and permanently delete all electronic copies of any Confidential Information of the Disclosing Party from the computer systems of the Receiving Party, its Affiliates and/or Sub-Licensees. The Receiving Party shall procure that all those to whom access to such Confidential Information has been given comply with the provisions of this Clause. With respect to Nuvectis, this Clause shall apply to the Licensed Know-How, Licensed Compound Know-How, Improvement Compound Know-How and any Know-How in the Collaboration IP which are the Confidential Information of University.

12.4	Termination of licences. Upon termination of this Agreement under Clause 11.2, 11.4 or 11.3 by the University:

12.4.1	Nuvectis and its Sub-Licensees shall be entitled to sell and supply (subject to payment of royalties and financial reporting in accordance with this Agreement and compliance with the other applicable terms of the Agreement) any unsold or unused stocks of the Licensed Products and/or Additional Licensed Products for a period of [***] following the date of termination in accordance with the terms of this Agreement;

12.4.2	subject to Clause 12.4.1 above, Nuvectis, its Affiliates and/or its Sub-Licensees shall no longer be licensed to use, sub-license or otherwise exploit in any way, either directly or indirectly, the Licensed Technology;

12.4.3	subject to Clause 12.4.1 above, Nuvectis shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any of the Licensed Patents and/or Additional Licensed Patents licensed as part of the Collaboration IP;

12.4.4	subject to Clause 12.4.1 above, all rights and licences granted to Nuvectis, its Affiliates and/or to any Sub-Licensees hereunder shall cease;

12.4.5	Nuvectis shall, at the request and option of University, return or destroy the Licensed Materials and/or Licensed Compounds in its possession or control;

12.4.6	Nuvectis shall promptly transfer a copy to University of any and all documents and information in Nuvectis’s possession and Control that relate to the Licensed Patents, Improvement Compound Patents and/or Additional Licensed Patents, as applicable, and University may assume responsibility for the prosecution and maintenance of the same;

12.4.7	Nuvectis will return or destroy (as directed by the University) to the University all of the University’s Confidential Information disclosed to it pursuant to this Agreement; and

12.4.8	the University will return to Nuvectis or destroy (as directed by Nuvectis) all of Nuvectis’s Confidential Information disclosed to it pursuant to this Agreement.

12.5	Transfer of Licensed Products, Additional Licensed Products, Nuvectis IP and Nuvectis Results. Upon termination of this Agreement under Clause 11.2 or 11.3 by the University, or under Clause 11.4 by Nuvectis:

[***][***]

12.6	Third Party Rights. Within [***] of the applicable termination, Nuvectis shall notify University and provide details of the extent to which any Nuvectis IP and/or Nuvectis Results to be licensed under the [***] would include a sub-licence of rights granted to Nuvectis (or Affiliates) by a third party and provide such information and assistance as University may reasonably request to assess the relevance of such third party Intellectual Property and, subject to applicable confidentiality restrictions, the terms associated with the licence granted to Nuvectis under it.

12.7	Sub-licensees. Upon early termination of this Agreement by University for any reason, where such termination has been caused through no fault of a Sub-Licensee, University may, if requested by a Sub-Licensee within [***] after the effective date of termination, grant to the Sub-Licensee a direct licence under the Licensed Technology of the scope of the original sub-licence, but otherwise on the terms of this Agreement or such other terms as deemed appropriate by the University and such Sub-Licensee.

12.8	Certain Provisions. Upon the expiry or termination of this Agreement solely in respect of a particular Licensed Product and/or Additional Licensed Product, the provisions of Clauses 12.1 to 12.7 inclusive (as applicable) shall apply, but only in respect of the relevant Licensed Product and/or Additional Licensed Product.

12.9	Payments. Subject to Clause 12.4.1, upon termination of this Agreement: payment of royalties and all other sums due to University prior to termination shall be payable to University in accordance with the terms of this Agreement and Nuvectis shall, within [***] of notice of termination or expiry of this Agreement, provide University with a final written statement detailing, in respect of the time elapsed since the last report under Clause 4.4, the matters set forth in Clause 4.4. In respect of the matters detailed in Clause 12.4.1, Nuvectis shall provide the final written statement within [***] of the end of the [***] period stated therein.

13	GENERAL

13.1	Entire agreement. This Agreement and all documents referred to in it (including the Development Collaboration Agreement) constitute the entire agreement between the Parties about the subject matter of this Agreement and, in relation to such subject matter, supersede and extinguish all earlier understandings and agreements between the Parties and all earlier representations by any Party or its Affiliates. The Parties have not entered into this Agreement in reliance upon any representation, warranty or promise. No representation or warranty or condition or any other term is to be implied in this Agreement whether by virtue of any usage or course of dealing or otherwise except as expressly set out in it. For clarity, this Agreement supersedes that certain Confidentiality Agreement by and between the University and Nuvectis, dated [***].

13.2	Announcements and use of names. Neither Party shall make, or procure or permit the making of, any announcement which relates to this Agreement or the matters contained in it, or make use of the name of the other Party, without the written approval of the other Party (such approval not to be unreasonably withheld or delayed), except to the extent required by law or any public body with appropriate jurisdiction. The Parties will issue a joint press release to announce the execution of this Agreement and will mutually agree on the content of such press release in advance of disclosure.

13.3	Force majeure. If Nuvectis is prevented from or delayed in performing any of its obligations under this Agreement (the “Affected Obligations”) due to a Force Majeure Event it shall give written notice to University within three (3) Business Days of the first occurrence of the Force Majeure Event specifying the circumstances giving rise to the Force Majeure Event and the period by or during which it estimates performance of the Affected Obligations may be delayed or prevented. If such notice is given within such period, the time for performing the Affected Obligations shall be suspended for the duration for which Nuvectis is unable to perform or delayed in performing the Affected Obligations by reason of the Force Majeure Event. If the period of suspension or delay extends for a continuous period of [***] or an aggregate period of [***], University may terminate this Agreement immediately by written notice to Nuvectis. Nuvectis shall use its reasonable endeavours to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement.

13.4	Amendment. This Agreement may only be amended in writing signed by duly authorised representatives of the University and Nuvectis.

13.5	Assignment. Except as set out in this Clause, a Party may not, without the written consent of the other Party, assign or delegate of any of its rights or obligations under or in connection with this Agreement, nor sub-contract any of its obligations under this Agreement. Notwithstanding the foregoing, Nuvectis may assign this Agreement without such consent to its Affiliates or to any third party in connection with the sale of all or substantially all of the assets of Nuvectis to which this Agreement relates, and University may legally or equitably dispose of any of its rights or obligations under or in connection with this Agreement to any University Group Member or to any third party. No assignment shall be valid and effective unless and until the assignee shall agree in writing to be bound by the provisions of this Agreement.

13.6	Third party rights. Except as provided in this Clause, a person who is not a Party has no right to enforce any term of this Agreement. Notwithstanding the foregoing, the Indemnified Parties may enforce the terms of Clause 10.1 to the extent consistent with applicable law.

13.7	Waiver. A waiver of any term, provision or condition of, and any consent granted under, this Agreement will be valid only if it is in writing, signed by the Party giving it. Any such waiver, consent or approval will be valid only in the particular instance and for the particular purpose for which it is given and will not constitute a waiver of any other right or remedy. Any failure (in whole or in part) to exercise or delay in exercising any right, power or remedy (“Right”) available under this Agreement or in law will not constitute a waiver of that or any other Right, nor will any single or partial exercise of any Right preclude any other or further exercise of that or any other Right. The rights and remedies provided by this Agreement are cumulative and (unless otherwise expressly stated in this Agreement) may be exercised without excluding any other rights or remedies available in law.

13.8	Relationship of the Parties. This Agreement is not intended and does not operate to create a partnership between the Parties, or to authorise any Party to act as agent for the other, and neither Party shall have authority to act in the name or on behalf of or otherwise to bind the other Party.

13.9	Notices. Where this Agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in accordance with this Clause. Any notice or communication may be delivered or sent by the methods set out below, to the address for notices detailed below and will be deemed to have been received at the corresponding time set out below:

Method of Delivery	Deemed time of receipt
By hand or courier	At the time actually received
By recorded delivery post	The next Business Day after sending
By electronic mail	At the time of sending except that if an automatic electronic notification is received by the sender within 24 hours after sending the electronic mail that the electronic mail has not been delivered to the recipient or that the recipient is out of office, that electronic mail will be deemed not to have been served

In the case of notices to the University to:

[***]

and marked for the attention of the CEO, with a copy to the Director of Legal Services (reference [***]) or such other address as may be intimated from time to time in writing by the University to Nuvectis.

In the case of notices to Nuvectis at its registered office

1 Bridge Plaza N., Suite 275, Fort Lee, NJ 07024

marked for the attention of [***]

with a copy by email to [***] or such other address as may be intimated from time to time in writing by Nuvectis to the University.

13.10	Law and jurisdiction. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination shall, except as expressly provided in this Agreement, be referred to and finally resolved by arbitration under the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. The governing law of this Agreement shall be English law.

13.11	Further action. At any time after the date of this Agreement each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the sole cost and expense of that Party, execute and deliver all such deeds and documents in a form reasonably satisfactory to the other Party and do such matters, acts and things as may reasonably be required for the purpose of giving the other Party the full benefit of all the terms, conditions and provisions of this Agreement.

13.12	Escalation. If there is a dispute, controversy or claim arising out of or relating to this Agreement, the breach, termination or invalidity hereof or any non-contractual obligations arising out of or in connection with this Agreement (each, a “Dispute”), either Party shall refer such Dispute to the respective Executive Officers, and the Executive Officers shall attempt in good faith to resolve the Dispute. If the Parties are unable to resolve a given Dispute pursuant to this Clause 13.12 within fifteen (15) Business Days after delivery of a written notice referring the Dispute to the Executive Officers, either Party may:

have the given Dispute settled by an Expert and where the Dispute relates to the scope, validity, enforceability or infringement of any Patents Covering a Licensed Product and/or Additional Licensed Product, submit the dispute to a court of competent jurisdiction in the country in which such Patent rights were granted or arose; or where the Dispute does not relate to any matter described above, have the given Dispute settled by binding arbitration pursuant to Clause 13.10.

It shall be a condition precedent to the reference of any Dispute to an Expert, to arbitration or to any action in court or other tribunal (other than an action for an interim injunction or relief) that the Parties have sought to resolve the Dispute through their respective Executive Officers under this Clause 13.12.

Signed for and on behalf of THE UNIVERSITY COURT OF THE UNIVERSITY OF EDINBURGH	Signed for and on behalf of NUVECTIS PHARMA, INC.

Signed:	Signed:

Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE 1

LICENSED PATENTS

[***]

SCHEDULE 2

LICENSED COMPOUND KNOW-HOW

This section includes all Know-How directly related to Licensed Compounds, including chemical structures and physicochemical profile, methods of synthesis and biological properties.

[***]

SCHEDULE 3

LICENSED KNOW-HOW

PART A: [***]

PART B: [***]

SCHEDULE 4

PART A: LICENSED MATERIALS

•	[***]

PART B: LICENSED COMPOUNDS

Licensed Compounds in existence at the Effective Date are listed in the Data Room, folder 1, file “Structures of all compounds synthesised (University of Edinburgh).

SCHEDULE 5

COLLABORATION IP

I.	Collaboration Compound IP

II.	Collaboration Non-Compound IP

III.	Collaboration Option IP

IV.	Additional Licensed Patents

V.	Improvement Compound Know-How

VI.	Improvement Compound Patent

SCHEDULE 6

DEVELOPMENT PLAN

NXP900Nuvectis Pharma Development Plan

[***]

[***]

[***]

a.	[***]

b.	[***]

c.	[***]

d.	[***]

[***]

[***]

a.

[***]

Total	[***]	[***]

Notes to Table 1

SCHEDULE 7

MILESTONE PAYMENTS

SCHEDULE 8

DEVELOPMENT MILESTONES

Development Milestone	Development Milestone Date
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]

Commercial Milestones

[***]	[***]
[***]	[***]

SCHEDULE 9

THIRD PARTY RIGHTS AND OBLIGATIONS

[***]

SCHEDULE 10

EXPERT DETERMINATION PROCEDURE

1.	The Party wishing to refer a matter to an independent expert pursuant to a provision of this Agreement shall give written notice to that effect to the other Party giving details of the matters it wishes to refer to the expert (“Referral Notice”).

2.	The Parties shall agree the identity of a single independent, impartial expert to determine such terms. In the absence of such agreement within 14 days after receipt of the Referral Notice, either Party may apply to the Expert Appointment Body to appoint, as an independent expert, a person qualified by education, experience and training to determine the matter in dispute (the “Expert”).

3.	Within 14 days after the appointment of the Expert the Parties shall exchange, as appropriate their statements of case, or proposed terms together with any relevant explanation of the basis of those terms, (the “Submission”) and shall simultaneously send a copy of its Submission to the Expert.

4.	Each of the Parties may, within 30 days of the date of exchange of their Submissions, serve a reply to the other Party’s Submissions. A copy of any such reply shall be simultaneously sent to the Expert.

5.	The Expert shall make his decision on the matter in dispute on the basis of the Submissions and replies and supporting documentation only and there shall be no oral hearing. The Expert shall, to the extent reasonably possible issue his decision in writing with reasons within 30 days of the date of the last reply pursuant to paragraph 4 above or, in the absence of receipt of any replies, within 60 days of the date of exchange pursuant to paragraph 3 above.

6.	The determination of the Expert shall be final and binding upon the Parties. Both Parties agree to be bound by and, subject to any relevant provision in this Agreement, to implement the written decision of the Expert with no right of appeal.

7.	Any person appointed to determine a dispute in accordance with this procedure shall act as an Expert and not as an arbitrator and the provisions of the Arbitration Act 1996 (as amended from time to time) and the law relating to arbitrations shall not apply to such Expert or his determination or the procedure by which he reaches his determination.

8.	Each Party shall bear their own costs in connection with the reference of a dispute to an Expert and the costs of the Expert (including the costs of any advisers engaged by him) will be paid by the parties to the dispute in equal proportions unless otherwise determined by the Expert.

SCHEDULE 11

UNIVERSITY BANK DETAILS

Payment to be made by direct bank credit (or BACS) to the following bank account:

[***]

Account Name: [***]

Sort Code: [***]Account number: [***]

IBAN :   [***]

IBAN BIC :   [***]

Quoting references: [***]

SCHEDULE 12

CONFIRMATORY FORMAL LICENCES

THIS AGREEMENT is made the day of [202[ ]]

1) THE UNIVERSITY COURT OF THE UNIVERSITY OF EDINBURGH, a charitable body registered in Scotland under registration number SC005336, incorporated under the Universities (Scotland) Acts and having its main administrative offices at Old College, South Bridge Edinburgh, EH8 9YL (the “University”);

and

2) NUVECTIS PHARMA, INC (File Number 3319093), a corporation organised and existing under and by virtue of the Delaware General Corporation Law (“Nuvectis”).

RECITALS:

By an agreement (the “Main Agreement”) dated [        ] and made between University and Nuvectis, University agreed for the consideration therein contained, among other things, to grant to Nuvectis a licence under the Licensed Patents and/or Additional Licensed Patents detailed in ANNEX 1 (the “Licensed Patents” and/or “Additional Licensed Patents” as applicable), of which this Agreement is a confirmatory licence.

OPERATIVE PROVISIONS:

1.	Capitalised terms as are defined in the Main Agreement unless stated otherwise.

2.	In pursuance of, and subject to the terms of the Main Agreement, and for the consideration referred to in the Main Agreement, University hereby grants to Nuvectis:

2.1.1	an exclusive licence, with the right to sublicense (in accordance with Clause 2.4 and 2.5), under Licensed Patents in the Field and in the Territory for the Term to develop, manufacture, have manufactured, use, have used, market, sell, have sold, offer to sell, have offered for sale, supply, dispose of and import, have imported, export, have exported and otherwise exploit Licensed Products, including the right to apply for Marketing Authorisations or carry out clinical trials for the purpose of obtaining a Marketing Authorisation; and

2.1.2	a non-exclusive licence, with the right to sublicense (in accordance with Clause 2.4 and 2.5) under Additional Licensed Patents in the Field and in the Territory for the Term to develop, manufacture, have manufactured, use, have used, market, sell, have sold, offer to sell, have offered for sale, supply, dispose of and import, have imported, export, have exported and otherwise exploit Licensed Products and/or Additional Licensed Products, including the right to apply for Marketing Authorisations or carry out clinical trials for the purpose of obtaining a Marketing Authorisation.

3.	Subject to the provisions of the Main Agreement, this Agreement shall terminate without notice in the event of the expiry or termination for any reason of the Main Agreement.

4.	In the event of any conflict between the terms of the Main Agreement and this Agreement, the terms of the Main Agreement shall prevail. 5.

5.	This Agreement shall be governed by and construed in accordance with English Law. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination shall be resolved in accordance with the provisions of the Main Agreement.

In witness whereof this Agreement is executed as follows:

Signed for and on behalf of THE UNIVERSITY COURT OF THE UNIVERSITY OF EDINBURGH	Signed for and on behalf of NUVECTIS PHARMA, INC.

Signed:	Signed:

Name:	Name:

Title:	Title:

Date:	Date:

ANNEX 1

[Licensed Patents and/or Additional Licensed Patents to be added]

AGREED BY THE PARTIES BY THEIR DULY AUTHORISED REPRESENTATIVES.

Signed for and on behalf of THE UNIVERSITY COURT OF THE UNIVERSITY OF EDINBURGH	Signed for and on behalf of NUVECTIS PHARMA, INC.

Signed:	Signed:

Name:	Name:

Title:	Title:

Date:	Date: